UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
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Wintrust Financial Corporation

(Name of Registrant as Specified In Its Charter)

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WINTRUST FINANCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2008

To the Shareholders of Wintrust Financial Corporation:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Wintrust Financial Corporation to be held at the Deer Path Inn, 255 East Illinois Road, Lake Forest, IL 60045, on Thursday, May 22, 2008, at 10:00 a.m. local time, for the following purposes:

1. To elect thirteen directors to hold office until the 2009 Annual Meeting of Shareholders;

2. To consider a proposal to increase the number of shares of common stock available under the Wintrust Financial Corporation Directors Deferred Fee and Stock Plan by 200,000 shares;

3. To consider ratification of the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for the year 2008; and

4. To transact such other business as may properly come before the meeting and any adjournment thereof.

The Record Date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on April 3, 2008. We encourage you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by either completing your proxy card and returning it in the enclosed postage-paid envelope or by Internet or telephone voting. The instructions printed on your proxy card describe how to use these convenient services.

Two of our current directors, John S. Lillard and John J. Schornack, are not standing for re-election this year due to the Company’s policy that directors retire at the Annual Meeting following his or her 76th birthday. Mr. Lillard and Mr. Schornack have each served on our board for twelve years, many in leadership roles. I ask that you join me in thanking them for their many years of dedicated service and their contributions to our Company, which have been quite significant.

By order of the Board of Directors,

David A. Dykstra
Secretary

April 25, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOU VOTE BY ONE OF THE METHODS NOTED ABOVE.

WINTRUST FINANCIAL CORPORATION
727 North Bank Lane
Lake Forest, Illinois 60045

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, MAY 22, 2008

These proxy materials are furnished in connection with the solicitation by the Board of Directors (the “Board” with individual members of the Board being referred to herein as a “Director”) of Wintrust Financial Corporation, an Illinois corporation (“Wintrust” or the “Company”), of proxies to be used at the 2008 Annual Meeting of Shareholders of the Company and at any adjournment of such meeting (the “Annual Meeting”). This proxy statement (this “Proxy Statement”), together with the Notice of Annual Meeting and proxy card, is first being mailed to shareholders on or about April 25, 2008.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters described in the Notice of Annual Meeting that accompanies this Proxy Statement, including the election of thirteen Directors, the amendment of the Wintrust Financial Corporation Directors Deferred Fee and Stock Plan (the “Director Plan”) to increase the number of shares issuable thereunder from 225,000 to 425,000, and the ratification of the Audit Committee’s selection of Ernst & Young LLP as Wintrust’s independent registered public accounting firm for 2008.

Who may vote at the Annual Meeting?

Only record holders of the Company’s common stock as of the close of business on April 3, 2008 (the “Record Date”), will be entitled to vote at the meeting. On the Record Date, the Company had outstanding 23,575,459 shares of common stock. Each outstanding share of common stock entitles the holder to one vote.

What constitutes a quorum?

The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the shares of Company common stock issued and outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed proxy cards either marked “abstain” or “withhold authority,” or returned without voting instructions are counted as present for the purpose of determining whether a quorum is present. Also, if shares are held by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for quorum purposes.

How do I submit my vote?

If you are a shareholder of record, you can vote by:

•	attending the Annual Meeting;

•	signing, dating and mailing in your proxy card;

•	using your telephone, according to the instructions on your proxy card; or

•	visiting www.illinoisstocktransfer.com, clicking on “Internet Voting” and following the instructions on the screen.

The deadline for voting by telephone or on the Internet is 11:59 p.m. Central Time on May 20, 2008.

What do I do if I hold my shares through a broker, bank or other nominee?

If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

Can I change my vote after I return my proxy card?

Yes. If you are a shareholder of record, you may change your vote by:

•	voting in person by ballot at the Annual Meeting;

•	returning a later-dated proxy card;

•	entering a new vote by telephone or on the Internet; or

•	delivering written notice of revocation to the Company’s Secretary by mail at 727 North Bank Lane, Lake Forest, IL 60045.

If you vote other than by phone or Internet, you may change your vote at any time before the actual vote. If you vote by phone or Internet, you may change your vote if you do so prior to 11:59 Central Time on May 20, 2008. If you hold your shares through an institution, that institution will instruct you as to how your vote may be changed.

Who will count the votes?

The Company’s tabulator, Illinois Stock Transfer Company, will count the votes.

Will my vote be kept confidential?

Yes. As a matter of policy, shareholder proxies, ballots and tabulations that identify individual shareholders are kept secret and are available only to the Company, its tabulator and inspectors of election, who are required to acknowledge their obligation to keep your votes confidential.

Who pays to prepare, mail and solicit the proxies?

The Company pays all of the costs of preparing, mailing and soliciting proxies. The Company asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Company will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition to solicitation by mail, telephone, facsimile, Internet or personal contact by its officers and employees, the Company has retained the services of Morrow & Co., Inc. to solicit proxies for a fee of $4,500 plus expenses.

What are my voting choices when voting for the election of Directors?

With respect to each Director nominee, shareholders may:

(a) Vote FOR (in favor of) such nominee; or

(b) WITHHOLD authority to vote for such nominee.

What are my voting choices when voting on the proposal to increase the number of shares available under the Director Plan?

Shareholders may:

(a) Vote FOR the proposal;

(b) Vote AGAINST the proposal; or

(c) ABSTAIN from voting on the proposal.

What are my voting choices when voting on the ratification of the selection of Ernst & Young LLP as Wintrust’s independent registered public accounting firm?

Shareholders may:

(a) Vote FOR the ratification;

(b) Vote AGAINST the ratification; or

(c) ABSTAIN from voting on the ratification.

What are the Board’s recommendations?

The Board recommends a vote:

•	FOR the election of the thirteen Director nominees;

•	FOR the proposal to increase the number of shares available under the Director Plan; and

•	FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2008.

How will my shares be voted if I sign, date and return my proxy card?

If you sign, date and return your proxy card and indicate how you would like your shares voted, your shares will be voted as you have instructed. If you sign, date and return your proxy card but do not indicate how you would like your shares voted, your proxy will be voted:

•	FOR the election of the thirteen Director nominees;

•	FOR the proposal to increase the number of shares available under the Director Plan;

•	FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2008; and

•	in accordance with the best judgment of the persons voting the proxies, with respect to any other business which may properly come before the meeting, or any adjournment of the meeting, that is submitted to a vote of the shareholders, including whether or not to adjourn the meeting.

How will broker non-votes be treated?

We will treat broker non-votes as present to determine whether or not we have a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the proposals, if any, for which the broker indicates it does not have discretionary authority.

What vote is required to approve each matter to be considered at the Annual Meeting?

Election of Directors.  Under Illinois law and the Company’s By-laws, Directors must be elected by a majority of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Because the election of Directors requires a majority vote of the shares present in person or represented by proxy at the Annual Meeting, abstentions, will have the same effect as votes against a Director.

Approval of proposal to increase the number of shares available under the Director Plan.  The affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote will be required to approve the proposal to increase the number of shares available under the Director Plan by 200,000 shares. Because the vote to approve the increase requires a majority vote, abstentions will have the same effect as votes against the proposal.

Ratification of Independent Registered Public Accounting Firm.  The affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote will be required for the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. Because the vote to ratify the independent registered public accounting firm requires a majority vote, abstentions will have the same effect as votes against ratification.

What if other matters come up during the meeting?

If any matters other than those referred to in the Notice of Annual Meeting properly come before the meeting, the individuals named in the accompanying form of proxy will vote the proxies held by them in accordance with their best judgment. The Company is not aware of any business other than the items referred to in the Notice of Annual Meeting that may be considered at the meeting.

Your vote is important.  Because many shareholders cannot personally attend the Annual Meeting, it is necessary that a large number be represented by proxy. Whether or not you plan to attend the meeting in person, prompt voting will be appreciated. Registered shareholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares on the proxy card. To do so, we ask that you complete, sign, date and return the enclosed proxy card promptly in the postage-paid envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders to be Held on May 22, 2008:

This Proxy Statement and the 2007 Annual Report on Form 10-K are Available at:
http://ww3.ics.adp.com/streetlink/WTFC

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Company’s Board of Directors is comprised of 13 Directors, each serving a term that will expire at this year’s Annual Meeting. At the Annual Meeting, you will elect 13 individuals to serve on the Board of Directors until the next Annual Meeting. The Board of Directors, acting pursuant to the recommendation of the Nominating and Corporate Governance Committee, has nominated each Director standing for election. All of the nominees currently serve as Directors, except for Messrs. Hackett and Heitmann. Each nominee has indicated a willingness to serve, and the Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any of the nominees is not available for election, proxies may be voted for the election of other persons selected by the Board of Directors. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Shareholders of the Company have no cumulative voting rights with respect to the election of Directors.

The following sections set forth the names of the Director nominees, their ages, a brief description of their recent business experience, including present occupation and employment, certain directorships held by each, and the year in which they became Directors of the Company. Director positions in the Company’s subsidiaries are included in the biographical information set forth below.

The Company’s main operating subsidiaries include Advantage Bank, Barrington Bank, Beverly Bank, Broadway, Crystal Lake Bank, First Insurance Funding, Guardian Real Estate Services, Hinsdale Bank, Lake Forest Bank, Libertyville Bank, North Shore Bank, Northbrook Bank, Old Plank Trail Community Bank, State Bank of The Lakes, St. Charles Bank, Tricom, Town Bank, Village Bank, Wayne Hummer Asset Management Company, Wayne Hummer Investments, Wayne Hummer Trust Company, WestAmerica Mortgage Company, Wheaton Bank and Wintrust Information Technology Services.

Nominees to Serve as Directors until the 2009 Annual Meeting of Shareholders

Allan E. Bulley, Jr. (75), Director since 2006   Mr. Bulley is the Chairman and Chief Executive Officer of Bulley & Andrews, whose subsidiary, Bulley & Andrews, LLC, is one of Chicago’s oldest and largest general contracting firms. Mr. Bulley is the Vice Chairman and a Trustee of the Museum of Science and Industry where he chairs the Buildings and Grounds Committee. He also serves as a Director of the Coldwater Conservation Fund, Trout Unlimited. He has been a director of the L.E. Myers Company (formerly NYSE listed). Since 1968, Mr. Bulley has been involved as an organizer, director and investor in numerous community banks. Mr. Bulley is currently a director of North Shore Bank.

Peter D. Crist (56), Director since 1996  Mr. Crist is Chairman and Chief Executive Officer of Crist Associates, an executive recruitment firm which focuses on CEO and director searches. From December 1999 to January 2003, Mr. Crist served as Vice Chairman of Korn/Ferry International (NYSE), the largest executive search firm in the world. Previously, he was President of Crist Partners, Ltd., an executive search firm he founded in 1995 and sold to Korn/Ferry International in 1999. Immediately prior thereto he was Co-Head of North America and the Managing Director of the Chicago office of Russell Reynolds Associates, Inc., the largest executive search firm in the Midwest, where he was employed for more than 18 years. Mr. Crist also serves as a director and chairman of the compensation committee of Northwestern Memorial Hospital. He is a Director of Hinsdale Bank.

Bruce K. Crowther (56), Director since 1998   Mr. Crowther has served as President and Chief Executive Officer of Northwest Community Healthcare, Northwest Community Hospital and certain of its affiliates since January 1992. Prior to that time he served as Executive Vice President and Chief Operating Officer from 1989 to 1991. He is a Fellow of the American College of Healthcare Executives. Mr. Crowther is the past Chairman of the board of directors of the Illinois Hospital Association as well as a member of the board of directors of the Max McGraw Wildlife Foundation. Mr. Crowther is a Director of Barrington Bank.

Joseph F. Damico (54), Director since 2005   Mr. Damico is founding partner and serves as an operating principal of RoundTable Healthcare Partners, an operating-oriented private equity firm focused on the healthcare industry. Mr. Damico has more than 30 years of healthcare industry operating experience, previously as Executive Vice President of Cardinal Health, Inc. and President & COO of Allegiance Corporation. Mr. Damico also held senior management positions at Baxter International Inc. and American Hospital Supply. Mr. Damico is the Chairman of the Board of Ascent Healthcare Solutions, ACI Medical Devices. Inc., American Medical Instruments

Holdings, Inc. and Instrumed. He is also a member of the board of directors of Bioniche Pharma, CorePharma Holdings, Inc., Excelsior Medical Inc., the College of Lake County Foundation, James Madison University and Lake Forest Hospital and Manor Care, Inc. Mr. Damico is an advisory Director of Libertyville Bank.

Bert A. Getz, Jr. (40), Director since 2001   Mr. Getz is Co-Chief Executive Officer and Director of Globe Corporation where he has worked since 1991. Globe Corporation is a diversified investment company focused on real estate investment and development, asset management and private equity investments. Founded in 1901, Globe Corporation is currently managed by the fourth generation of Getz family members. Mr. Getz is also a director of HDO, Inc., a national tent rental and special events firm based in Northbrook, Illinois, IMS Companies, LLC, a diversified manufacturing company headquartered in Des Plaines, Illinois and Juniper Content Corporation, a media corporation based in New York with operations in Texas. Additionally, Mr. Getz serves on the Zoning Board of Appeals for the Village of Northfield, is a Trustee of the Brookfield Zoo, a director of Children’s Memorial Hospital, and a Trustee of The Lawrenceville School. Mr. Getz serves as a Director of Libertyville Bank, Wayne Hummer Asset Management Company and Wayne Hummer Trust Company.

H. Patrick Hackett, Jr. (56), Director nominee   Mr. Hackett is the founder and Chief Executive Officer of HHS Co., a real estate development and management company located in the Chicago area, which position he has held since 2002. He served as the President and Chief Executive Officer of RREEF Capital, Inc. and as Principal of The RREEF Funds, an international commercial real estate management firm, from 1992 to 2002. Mr. Hackett taught real estate finance at the Kellogg Graduate School of Management for 15 years and has served on the real estate advisory boards of Kellogg and the Massachusetts Institute of Technology. Mr. Hackett is a director of North Shore Bank.

Scott K. Heitmann (59), Director nominee   Mr. Heitmann, retired for the past three years, has over 30 years of experience in the banking industry, including his service as Vice Chairman of LaSalle Bank Corporation and President, Chairman and Chief Executive Officer of Standard Federal Bank from 1997 to 2005. He served as the President and Chief Executive Officer of LaSalle Community Bank Group and LaSalle Bank FSB from 1988 to 1996. Mr. Heitmann currently serves as a director of The Nature Conservancy, Vice-Chairman of The Illinois Chapter of The Nature Conservancy, and as a member of the Northwestern University Kellogg Alumni Advisory Board. Mr. Heitmann has previously served as a director of LaSalle Bank Corporation, Standard Federal Bank and the Federal Home Loan Bank of Chicago. Mr. Heitmann is a director of North Shore Bank.

Charles H. James III (49), Director since 2008   Mr. James is the Chairman and Chief Executive Officer of C.H. James & Co., an investment holding company with interests in wholesale food distribution businesses, and is Managing Owner of C.H. James Restaurant Holdings LLC, which owns quick service restaurants. Mr. James graduated from Morehouse College and obtained an MBA from the Wharton School at the University of Pennsylvania. Mr. James serves on the board of directors of Morehouse College, the Wharton School at the University of Pennsylvania, the Children’s Memorial Hospital and the Chicago Urban League.

Albin F. Moschner (55), Director since 1996   Mr. Moschner is currently Executive Vice President and Chief Marketing Officer of Leap Wireless. Prior to joining Leap Wireless, Mr. Moschner was consulting in the telecommunications industry. Mr. Moschner was President of Verizon Card Services from December 2001 to November 2003. Mr. Moschner had been President and Chief Executive Officer, from December 1999 to December 2001, of One Point Services, LLC, a telecommunications company. From September 1997 to November 1999, he served as President and Chief Executive Officer of Millecom, LLC, a development stage internet communications company. From August 1996 to August 1997, he served as Vice Chairman and director and an officer of Diba, Inc., a development stage internet technology company. Mr. Moschner served as President and CEO and a director of Zenith Electronics, Glenview, Illinois, from 1991 to July 1996. Mr. Moschner is also a director of Pella Windows Corporation. Mr. Moschner serves as a Director of Lake Forest Bank.

Thomas J. Neis (59), Director since 1999   Mr. Neis is the owner of Neis Insurance Agency, Inc., Longaker Insurance Agency, Pachini Insurance Agency and Parr Insurance Agency and is an independent insurance agent with these companies. Mr. Neis also owns Parr Insurance Brokerage Inc., which markets insurance products to insurance agencies. Mr. Neis serves on the board of directors of Illinois Wesleyan University. He also serves as a chairman of the Crystal Lake Sister City organization and several other charitable and fraternal organizations. Mr. Neis is a Director of Crystal Lake Bank.

Hollis W. Rademacher (72), Director since 1996   Mr. Rademacher is self-employed as a business consultant and private investor. From 1957 to 1993, Mr. Rademacher held various positions, including Officer in Charge, U.S. Banking Department and Chief Credit Officer of Continental Bank, N.A., Chicago, Illinois, and from 1988 to 1993 held the position of Chief Financial Officer. Mr. Rademacher is a director of Schawk, Inc. (NYSE), provider of prepress graphics for the packaging industry, First Mercury Financial Corp. (NYSE), a holding company for insurance agents, underwriters, advisors and carriers specializing in Excess and Surplus lines, as well as several other private business enterprises. Mr. Rademacher currently serves as a Director of each of the Company’s main operating subsidiaries except for Beverly Bank, Guardian Real Estate Services, Old Plank Trail Community Bank, Town Bank, St. Charles Bank, WestAmerica Mortgage Company, Wheaton Bank and Wintrust Information Technology Services.

Ingrid S. Stafford (54), Director since 1998   Ms. Stafford has held various positions since 1977 with Northwestern University, where she is currently Associate Vice President for Financial Operations and Treasurer. Ms. Stafford is a trustee of the Board of Pensions of the Evangelical Lutheran Church in America. She is a member of the Investment Advisory Committee of College Illinois, the investment committee of Wittenberg University and the investment and audit committees of the Evanston Community Foundation. She is the President of the Church Council of Trinity Lutheran Church in Evanston, Illinois. She is an emeritus director of Wittenberg University where she served from 1993 to 2006, including serving as Board Chair from 2001-2005. She has also served as Board Chair of the following community organizations: Childcare Network of Evanston, Leadership Evanston, and the Evanston McGaw YMCA. Ms. Stafford is a Director of North Shore Bank.

Edward J. Wehmer (54), Director since 1996   Since May 1998, Mr. Wehmer has served as President and Chief Executive Officer of the Company. Prior to May 1998, he served as President and Chief Operating Officer of the Company since its formation in 1996. He served as the President of Lake Forest Bank from 1991 to 1998. He serves as a Director or Advisory Director of each of the Company’s main operating subsidiaries. Mr. Wehmer is a certified public accountant and earlier in his career spent seven years with the accounting firm of Ernst & Young LLP specializing in the banking field and particularly in the area of bank mergers and acquisitions. Mr. Wehmer serves on the board of directors of Stepan Company (NYSE), a chemical manufacturing and distribution company, Children’s Memorial Foundation and the Finance Council of the Archdiocese of Chicago. He is also Chairman of the Board of Trustees for Loyola Academy in Wilmette, Illinois.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

Directors Not Standing for Election

John S. Lillard (77), Director since 1996   Mr. Lillard, retired for the past five years, has served as the Company’s Chairman since May 1998. He spent more than 15 years as an executive with JMB Institutional Realty Corporation, a real estate investment firm, where he served as President from 1979 to 1991 and as Chairman-Founder from 1992 to 1994. Mr. Lillard was a general partner of Scudder Stevens & Clark until joining JMB in 1979. At Scudder Stevens & Clark he was national marketing director and a member of the board of directors. He is a Life Trustee of the Chicago Symphony Orchestra and a Trustee of Lake Forest College. Mr. Lillard served as a director of Stryker Corporation (NYSE) from 1978-2005 and Cintas Corporation (NASDAQ) from 1978-2000. Mr. Lillard is a Director of Lake Forest Bank, Wayne Hummer Asset Management Company, Wayne Hummer Investments and Wayne Hummer Trust Company.

John J. Schornack (77), Director since 1996   Mr. Schornack served as Chairman of Strong Arm Products, LLC from 1999 to 2003. Mr. Schornack is also the former Chairman and CEO of KraftSeal Corporation, Lake Forest, Illinois, a position he held from 1991 to 1997, and retired Chairman of Binks Sames Corporation (Nasdaq), Chicago, Illinois, where he served from 1996 to 1998. From 1955 to 1991, Mr. Schornack was with Ernst & Young LLP, serving most recently as Vice Chairman and Managing Partner of the Midwest Region. He is a Life Trustee of the Chicago Symphony Orchestra and a Life Trustee of the Kohl Children’s Museum. He also is the retired Chairman of the Board of Trustees of Barat College, Lake Forest, Illinois. Mr. Schornack is a Director of North Shore Bank.

PROPOSAL NO. 2 — APPROVAL OF AN AMENDMENT TO THE WINTRUST FINANCIAL CORPORATION DIRECTORS DEFERRED FEE AND STOCK PLAN

General

The Board of Directors is proposing for shareholder approval an amendment (the “Amendment”) to the Wintrust Financial Corporation Directors Deferred Fee and Stock Plan (the “Director Plan”). If approved by shareholders, the Amendment would add an additional 200,000 shares of Common Stock to the number of shares authorized for issuance under the Director Plan. The Board of Directors approved the Amendment on April 17, 2008, subject to shareholder approval.

History and Reason for Proposing the Amendment

The Director Plan was adopted by the Board of Directors on April 26, 2001 and was approved by shareholders and became effective on May 24, 2001. The Board of Directors amended the Director Plan on April 17, 2008 for the purpose of complying with Section 409A of the Internal Revenue Code and to make certain other administrative amendments. When first adopted in 2001, 225,000 shares of Common Stock (adjusted to reflect the March 15, 2002 split of our Common Stock) were authorized for issuance under the Director Plan. As of March 31, 2008, only 26,938 shares of Common Stock remain available under the Director Plan. At current participation levels, we estimate that, in the absence of an amendment to increase the number of shares of Common Stock authorized under the Director Plan, all such authorized shares would be exhausted by late 2008. If the Amendment is approved, the number of shares available under the Director Plan will be increased from 26,938 to 226,938 shares. We believe that this increase in the number of shares available under the Director Plan will enable eligible persons to participate under the Director Plan until approximately 2012.

Purpose of the Director Plan

The purpose of the Director Plan is to align the interests of directors and our shareholders by providing a mechanism for directors to acquire and add to their ownership in the Company, as required in the Company’s Corporate Governance Guidelines, and encouraging directors to own additional shares of our Common Stock and remain as directors. The Director Plan also provides a means for directors of the Company and its subsidiaries to defer, to some future date, fees payable for services as a director. The Director Plan also allows directors to choose payment of directors meeting and Board or committee chair fees in our Common Stock in lieu of cash and to facilitate deferral of receipt of fees for income tax purposes, both in cash or Common Stock.

Description of the Director Plan

The following is a description of the terms of the Director Plan. This description is qualified in its entirety by reference to the plan document, as proposed to be amended, a copy of which is attached to this Proxy Statement as Exhibit A and incorporated herein by reference.

Shares Available.  As originally approved by shareholders in 2001, 225,000 shares of Common Stock (adjusted to reflect the March 15, 2002 split of our Common Stock) were authorized for issuance under the Director Plan, subject to adjustment in the event of certain changes to our capital structure as described in the Director Plan. As noted above, 198,062 shares have already been allocated to directors under the Director Plan and only 26,938 remain available for future awards as of March 31, 2008, and it is anticipated that all available shares under the Director Plan will be awarded by late 2008. If shareholders approve the Amendment, a total of 226,938 shares would be available for future awards under the Director Plan subject to adjustment in the event of certain changes to our capital structure. This represents an increase of 200,000 shares over the number of shares that would have been available for awards in the absence of the Amendment. The shares of Common Stock allocated under the Director Plan may be treasury shares, authorized and unissued shares or any combination of the foregoing.

Eligibility.  The Director Plan is open to all non-employee members of the Board of Directors of the Company and its subsidiaries. Currently, there are approximately 170 persons who are eligible to participate in the Director Plan.

Participation and Compensation Elections.  Eligible directors who do not elect to participate in the Director Plan will continue to receive cash compensation for attendance at Board of Directors or committee meetings and for serving as chairperson of the Board or a committee, and to receive their annual retainer in the form of shares of

Common Stock. Eligible directors who elect to participate in the Director Plan must choose from the following three compensation options:

1. Fees Paid in Stock. If so elected by a director, the meeting attendance, chairperson and annual retainer fees payable to such director will be paid in shares of our Common Stock. Any such election will become effective on January 1 of the year following the date of the election or, in the case of a new director, upon his or her election within 30 days of becoming a non-employee director. The number of shares of Common Stock to be issued will be determined by dividing the fees earned during a calendar quarter by the fair market value (as defined in the Director Plan) of the Common Stock on the last trading day of the preceding quarter. The shares of Common Stock to be paid will be issued once a year before January 15th, or more frequently if so determined by the administrator. Once issued, the shares will be entitled to full dividend and voting rights.

2. Deferral of Common Stock. If a director elects to defer receipt of the Common Stock, the Company will maintain on its books deferred stock units (“Units”) representing an obligation to issue shares of Common Stock to the director. Any such election will become effective on January 1 of the year following the date of the election or, in the case of a new director, upon his or her election within 30 days of becoming a non-employee director. The number of Units credited will be equal to the number of shares that would have been issued but for the deferral election.

Additional Units will be credited at the time dividends are paid on the Common Stock. The number of additional Units to be credited each quarter will be computed by dividing the amount of the dividends that would have been received if the Units were outstanding shares by the fair market value of the Common Stock on the last trading day of the preceding quarter.

Because Units represent a right to receive Common Stock in the future, and not actual shares, there are no voting rights associated with them. In the event of an adjustment in the Company’s capitalization or a merger or other transaction that results in a conversion of the Common Stock, corresponding adjustments will be made to the Units. The director will be a general unsecured creditor of the Company for purposes of the Common Stock to be paid in the future.

The shares of Common Stock represented by the Units will be issued before January 15th of the year following the date specified by the director in his or her deferral election, which may be either the date on which he or she ceases to be a director of the Company, or the 1st, 2nd, 3rd, 4th or 5th anniversary of such date. A director may elect to change the date on which the Common Stock represented by the Units will be issued, but such election will not be effective for 12 months and must specify a date that is at least five years after the date on which the original issuance would have been made.

3. Deferral of Cash. If a director elects to defer receipt of meeting attendance and chairperson fees in cash, the Company will maintain on its books a deferred compensation account representing an obligation to pay such director cash in the future. Any such election will become effective on January 1 of the year following the date of the election or, in the case of a new director, upon his or her election within 30 days of becoming a non-employee director. The amount of the director’s fees will be credited to this account as of the date such fees otherwise would be payable to the director.

All amounts credited to a director’s deferred compensation account will accrue interest based on the 91-day Treasury Bill discount rate, adjusted quarterly, until paid. Accrued interest will be credited at the end of each calendar quarter. No funds will actually be set aside for payment to the director and the director will be a general unsecured creditor of the Company for purposes of the amount in his deferred compensation account.

The amount in the deferred compensation account will be paid to the director before January 15th of the year following the date specified by the director in his or her deferral election, which may be either the date on which he or she ceases to be a director of the Company, or the 1st, 2nd, 3rd, 4th or 5th anniversary of such date. A director may elect to change the date on which the amount in the deferred compensation account will be paid, but such election will not be effective for 12 months and must specify a date that is at least five years after the date on which the original payment would have been made.

Amendment and Termination of the Director Plan.  The Board of Directors may at any time amend or terminate the Director Plan to the extent permitted by law; provided, however, that no such action may adversely affect a director’s rights with respect to fees already earned but not yet paid in cash, common stock or units without the director’s written consent. A participant’s rights under the Director Plan are not transferable.

Administration.  The Board of Directors of the Company has delegated the administration of the Director Plan to the Company’s Chief Operating Officer. As administrator, the Chief Operating Officer is authorized to interpret the Director Plan, to prescribe and modify its rules and procedures, and to make all other determinations necessary for its administration, including employing agents to assist in plan administration.

Adjustment to Available shares of Common Stock.  In the event there is any change in the outstanding shares of our Common Stock as a result of any stock dividend or split, recapitalization, merger, consolidation combination, share exchange or similar corporate change, the number of shares of Common Stock available for issuance under the Director Plan will be adjusted accordingly.

Federal Income Tax Consequences

The following is a brief summary of the United States federal income tax consequences under the Director Plan.

Taxes Related to the Receipt of Stock.  The fair market value of the shares of Common Stock received under the Director Plan is taxed as ordinary income in the year received. If a director elects to receive compensation in the form of Common Stock on a current basis, he or she will be taxed currently on the value of the shares on the date issued to the director, as if such value had been paid in cash. If a director elects to defer receipt of the Common Stock, he or she will not be taxed currently, but instead will be taxed at the time in the future when the shares of Common Stock are actually issued. At that time, the director will recognize ordinary income equal to the value of the shares determined as of the future date of issuance. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the director at that time.

Taxes Related to the Deferral of Cash.  Cash received under the Director Plan will be taxed as ordinary income in the year received. Accordingly, if a director elects to defer receipt of fees to be paid in cash, he or she will not be taxed currently, but will be taxed in the future on the director fees deferred and the accrued interest when the cash is actually received. The cash will be taxed as ordinary income and the Company will be entitled to a tax deduction equal to the amount of ordinary income recognized.

The approval of the amendment to the Director Plan requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE FOR APPROVAL
OF THE AMENDMENT TO THE WINTRUST FINANCIAL CORPORATION DIRECTORS
DEFERRED FEE AND STOCK PLAN.

BOARD OF DIRECTORS, COMMITTEES AND GOVERNANCE

Board of Directors

The Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings by the Chief Executive Officer and other officers. The Board has five standing committees, the principal responsibilities of which are described below. Additionally, the independent Directors meet in regularly scheduled executive sessions, without management present, at each meeting of the Board.

The Board met six times in 2007. Each member of the Board attended more than 75% of the total number of meetings of the Board and the committees on which he or she served, except for Bruce K. Crowther and Joseph F.

Damico. We encourage, but do not require, our Board members to attend annual meetings of shareholders. All but two of our Board members then in office attended our 2007 Annual Meeting of Shareholders.

Director Independence

A Director is independent if the Board affirmatively determines that he or she has no material relationship with the Company and otherwise satisfies the independence requirements of the Nasdaq listing standard. A Director is “independent” under the Nasdaq listing standards if the Board affirmatively determines that the Director has no material relationship with us directly or as a partner, shareholder or officer of an organization that has a relationship with us. Direct or indirect ownership of even a significant amount of our stock by a Director who is otherwise independent will not, by itself, bar an independence finding as to such Director.

The Board has reviewed the independence of our current non-employee Directors and nominees and found that each of them are independent under the Nasdaq listing standards. Accordingly, more than 90% of the members of the Board are independent, including the Chairman of the Board.

Code of Ethics

The Board of Directors has adopted a Code of Ethics applicable to all officers, Directors and employees, which is available on the Company’s website at www.wintrust.com by choosing “About Wintrust” and then choosing “Corporate Governance.” To assist in enforcement of the Code of Ethics, we maintain Wintrust’s Ethicspoint, a toll-free hotline and Internet-based service through which confidential complaints may be made by employees regarding illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, dishonest or unethical conduct; disclosures in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), bank regulatory filings and other public disclosures that are not full, fair, accurate, timely or understandable; violations of Wintrust’s Code of Ethics; and/or any other violations of laws, rules or regulations. Any complaints submitted through this process are presented to the Audit Committee on a regular, periodic basis.

Committee Membership

The following table summarizes the current membership of the Board and each of its committees:

Nominating and
		Corporate		Risk
	Compensation	Governance	Audit	Management	Executive
Board of Directors	Committee	Committee	Committee	Committee	Committee

Allan E. Bulley, Jr.		Member		Member
Peter D. Crist	Chair	Member			Member
Bruce K. Crowther			Member		Member
Joseph F. Damico	Member	Chair
Bert A. Getz, Jr.		Member	Member	Member
Charles H. James III
John S. Lillard (Chair)*	Member				Chair
Albin F. Moschner	Member		Member
Thomas J. Neis		Member		Member
Hollis W. Rademacher	Member			Chair	Member
John J. Schornack*		Member	Chair		Member
Ingrid S. Stafford			Member	Member
Edward J. Wehmer					Member

*	Messrs. Lillard and Schornack will not be standing for re-election at the Annual Meeting, as each of them has attained the mandatory retirement age under our corporate governance guidelines.

The Nominating and Corporate Governance Committee has proposed, and the Board has agreed, that pending his re-election, Peter D. Crist will serve as Chairman of the Board of Directors following the Annual Meeting. In addition, the Nominating and Corporate Governance Committee has proposed, and the board has agreed, that the membership of each of the committees of the Board, assuming that each of the current Directors is re-elected and the new Director nominees are elected, will be as follows:

Nominating and
		Corporate		Risk
	Compensation	Governance	Audit	Management	Executive
Board of Directors	Committee	Committee	Committee	Committee	Committee

Allan E. Bulley, Jr.			Member	Member
Peter D. Crist (Chair)	Member	Member			Chair
Bruce K. Crowther	Member
Joseph F. Damico	Member	Chair			Member
Bert A. Getz, Jr.		Member	Member	Member
H. Patrick Hackett, Jr.	Member	Member
Scott K. Heitmann			Member	Member
Charles H. James III		Member	Member
Albin F. Moschner	Chair		Member		Member
Thomas J. Neis		Member		Member
Hollis W. Rademacher	Member			Chair	Member
Ingrid S. Stafford			Chair	Member	Member
Edward J. Wehmer					Member

Nominating and Corporate Governance Committee

The Board has established the Nominating and Corporate Governance Committee (the “Nominating Committee”) which is responsible for:

•	establishing criteria for selecting new Directors;

•	assessing, considering and recruiting candidates to fill positions on the Board;

•	recommending the Director nominees for approval by the Board and the shareholders;

•	establishing procedures for the regular ongoing reporting by Directors of any developments that may be deemed to affect their independence status;

•	reviewing the corporate governance principles at least annually and recommending modifications thereto to the Board;

•	advising the Board with respect to the charters, structure, operations and membership qualifications for the various committees of the Board;

•	establishing and implementing self-evaluation procedures (including annual director and officer questionnaires) for the Board and its committees; and

•	reviewing shareholder proposals submitted for inclusion in our Proxy Statement.

The Board has adopted a Nominating Committee Charter, a copy of which is available at www.wintrust.com by choosing “About Wintrust” and then choosing “Corporate Governance.”

The Nominating Committee consists of six Directors, and the Board has determined that each of them is independent under the Nasdaq listing standards. During 2007, the Nominating Committee met five times.

Nomination of Directors

The Nominating Committee seeks nominees from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity and, in doing so, considers a wide range of factors in evaluating the suitability of director candidates, including general understanding of finance and other disciplines relevant to the success of a publicly-traded company in today’s business environment, understanding of our business and education and professional background. The following personal characteristics are considered minimum qualifications for Board membership under the corporate governance guidelines approved by the Board:

integrity and accountability, the ability to provide informed judgments on a wide range of issues, financial literacy, a history of achievements that reflects high standards for themselves and others, and willingness to raise tough questions in a manner that encourages open discussion. In addition, no person is to be nominated for election to the Board if he or she will attain the age of 76 before such election. Under the corporate governance guidelines adopted by the Board, Directors are expected to maintain a minimum ownership stake in the Company and to limit board service at other companies to no more than four other public company boards.

The Nominating Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources.

The Nominating Committee will consider director candidates recommended by our shareholders if such recommendations are timely received. Any such recommendation must comply with the procedures set forth in the Company’s By-Laws (see “Notification of Shareholder Proposed Business”). To be timely under the Company’s By-Laws, recommendations must be received in writing at the principal executive offices of the Company, addressed to the Wintrust Financial Corporation Nominating and Corporate Governance Committee, c/o Corporate Secretary, 727 North Bank Lane, Lake Forest, IL 60045, by February 27, 2009. Any such recommendation should include:

•	the name, address and number of shares of the Company held by the shareholder;

•	the name and address of the candidate;

•	the qualifications of such nominee and the reason for such recommendation;

•	a description of any financial or other relationship between the shareholder and such nominee or between the nominee and the Company or any of its subsidiaries; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement.

Once the Nominating Committee receives the recommendation, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Nominating Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our Proxy Statement, if nominated. The Nominating Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.

The Nominating Committee also evaluates the performance of individual Directors and assesses the effectiveness of committees and the Board as a whole.

In 2008, 11 of the 13 director nominees are Directors standing for re-election. Messrs. Lillard and Schornack will not be standing for re-election, as each of them has attained the mandatory retirement age under our corporate governance guidelines. The Nominating Committee considered many qualified candidates to replace Messrs. Lillard and Schornack and is delighted that Messrs. Hackett and Heitmann have agreed to serve as Directors of the Company if elected at the Annual Meeting.

Audit Committee

The Board has established an Audit Committee for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to:

•	our compliance with legal and regulatory requirements, including our disclosure controls and procedures;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and independent registered public accounting firm.

The Board has adopted an Audit Committee Charter, a copy of which is available at www.wintrust.com by choosing “About Wintrust” and then choosing “Corporate Governance.”

The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm and all accounting firms. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. Once pre-approved, the services and pre-approved amounts are monitored against actual charges incurred and modified if appropriate.

To serve on the Audit Committee, Directors must meet financial competency standards and heightened independence standards set forth by the SEC and Nasdaq. In particular, each Audit Committee member:

•	must be financially literate;

•	must not have received any consulting, advisory, or other compensatory fees from us (other than in his or her capacity as a Director);

•	must not be our affiliate or the affiliate of any of our subsidiaries; and

•	must not serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such Director to effectively serve on the Audit Committee.

Furthermore, at least one member of the Audit Committee must be a financial expert.

The Audit Committee consists of five Directors, and the Board has determined that each of them is independent under the Nasdaq listing standards and meets the financial competency and heightened independence standards set forth above. The Board has determined that Mr. Getz, Mr. Moschner, Mr. Schornack and Ms. Stafford qualify as financial experts. During 2007, the Audit Committee met eight times.

Compensation Committee

The Board has established a Compensation Committee which is responsible for:

•	establishing the Company’s general compensation philosophy and overseeing the development and implementation of compensation programs;

•	with input from the Board, reviewing and approving corporate goals and objectives relevant to the compensation of the chief executive officer and other management, evaluating the performance of the chief executive officer and other management in light of those goals and objectives, and setting the chief executive officer’s and other management’s compensation levels based on this evaluation;

•	administering and interpreting all salary and incentive compensation plans for officers, management and other key employees;

•	reviewing senior management compensation;

•	reviewing management organization, development and succession planning;

•	taking any actions relating to employee benefit, compensation and fringe benefit plans, programs or policies of the Company;

•	reviewing and approving severance or similar termination payments to any executive officer of the Company;

•	preparing reports on executive compensation; and

•	reporting activities of the Compensation Committee to the Board on a regular basis and reviewing issues with the Board as the Compensation Committee deems appropriate.

The Compensation Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “About Wintrust” and then choosing “Corporate Governance.”

The Compensation Committee consists of five Directors, and the Board has determined that each of them is independent under the Nasdaq listing standards. During 2007, the Compensation Committee met five times.

Risk Management Committee

The Board has established a Risk Management Committee which is responsible for:

•	monitoring and overseeing the Company’s insurance program, interest rate risk and credit risk exposure on a consolidated basis and at the subsidiaries;

•	developing and implementing the Company’s overall asset/liability management and credit policies;

•	implementing risk management strategies and considering hedging techniques;

•	reviewing the Company’s capital position, liquidity position, sensitivity of earnings under various interest rate scenarios, the status of its securities portfolio and trends in the economy; and

•	reporting activities of the Risk Management Committee to the Board on a regular basis and reviewing issues with the Board as the Risk Management Committee deems appropriate.

The Risk Management Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “About Wintrust” and then choosing “Corporate Governance.”

The Risk Management Committee consists of five Directors, and the Board has determined that each of these Directors has no material relationship with us and is otherwise independent under the Nasdaq listing standards. During 2007, the Risk Management Committee met five times.

Executive Committee

The Board has established an Executive Committee which is authorized to exercise certain powers of the Board, and meets as needed, usually in situations where it is not feasible to take action by the full Board. The Executive Committee’s authority is set forth in a charter adopted by our Board.

The Executive Committee consists of six Directors, and the Board has determined that each of these Directors, except for Mr. Wehmer, is independent under the Nasdaq listing standards. During 2007, the Executive Committee met one time.

Shareholder Communications

Any shareholder who desires to contact the non-employee Directors or the other members of our Board may do so by writing to: Wintrust Financial Corporation, Board of Directors, c/o the Secretary of the Company, Wintrust Financial Corporation, 727 North Bank Lane, Lake Forest, Illinois 60045. Copies of written communications received at this address will be provided to the Board, the applicable committee chair or the non-employee Directors as a group unless such communications are considered, in consultation with the non-employee Directors, to be improper for submission to the intended recipient(s). Communications that are intended specifically for non-employee Directors should be addressed to the attention of the Chair of the Nominating Committee. All communications will be forwarded to the Chair of the Nominating Committee unless the communication is specifically addressed to another member of the Board, in which case, the communication will be forwarded to that Director. Other interested parties may also use this procedure for communicating with the Board, individual Directors or any group of Directors. Shareholders also may obtain a copy of any of the documents posted to the website free of charge by calling (847) 615-4096 and requesting a copy. Information contained on Wintrust’s website is not deemed to be a part of this Proxy Statement.

EXECUTIVE OFFICERS OF THE COMPANY

The Company’s executive officers are elected annually by the Company’s Board of Directors at the first meeting of the Board following the Annual Meeting. Certain information regarding those persons serving as the Company’s executive officers is set forth below.

Edward J. Wehmer (54) — President and Chief Executive Officer — Mr. Wehmer serves as the Company’s President and performs the functions of the Chief Executive Officer. Accordingly, he is responsible for overseeing the execution of the Company’s day-to-day operations and strategic initiatives. See the description above under “Election of Directors” for additional biographical information.

David A. Dykstra (47) — Senior Executive Vice President and Chief Operating Officer, Secretary and Treasurer — Mr. Dykstra serves as the Company’s Chief Operating Officer overseeing all treasury, financial, audit, compliance and human resources affairs of the Company. Since January 2006 Mr. Dykstra has also served as a Regional Market Head overseeing Crystal Lake Bank, State Bank of the Lakes and Tricom. Prior thereto, Mr. Dykstra was employed from 1990 to 1995 by River Forest Bancorp, Inc. (now known as Corus Bankshares, Inc.), Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to his association with River Forest Bancorp, Mr. Dykstra spent seven years with KPMG LLP, most recently holding the position of Audit Manager in the banking practice. Mr. Dykstra is a Director of Crystal Lake Bank, First Insurance Funding, Old Plank Trail Community Bank, State Bank of the Lakes, Tricom, Wayne Hummer Asset Management Company, Wayne Hummer Investments, Wayne Hummer Trust Company, WestAmerica Mortgage Company and Wintrust Information Technology Services.

Richard B. Murphy (48) — Executive Vice President and Chief Credit Officer — Since January 2002, Mr. Murphy has served as the Company’s Chief Credit Officer and is responsible for coordinating all the credit functions of the Company. Since January 2006, Mr. Murphy has served as Regional Market Head overseeing Old Plank Trail Community Bank and Town Bank. Mr. Murphy served as the President of Hinsdale Bank from 1996 until December of 2005. From 1993 until his promotion to President of Hinsdale Bank, Mr. Murphy served as the Executive Vice President and Senior Lender of Hinsdale Bank. Prior to his association with the Company, Mr. Murphy served as President of the First State Bank of Calumet City. Mr. Murphy is a Director of Beverly Bank, Hinsdale Bank, Old Plank Trail Community Bank, St. Charles Bank, Town Bank and Wintrust Information Technology Services. Mr. Murphy is married to the sister of Mr. Wehmer’s wife.

James H. Bishop (64) — Executive Vice President — Regional Market Head — Since January 2006, Mr. Bishop has served as a Regional Market Head overseeing Advantage Bank, Barrington Bank and Village Bank. Mr. Bishop originally joined the Company in 1996 and served as the Chief Executive Officer of Barrington Bank until February 2003. Prior to his association with the Company, Mr. Bishop served as a Senior Vice President of First Chicago/NBD and was a Regional Manager for that organization’s suburban locations in the North and Northwest suburbs of Chicago. Mr. Bishop is a Director of Advantage Bank, Barrington Bank, Village Bank, and Wintrust Information Technology Services.

Randolph M. Hibben (50) — Executive Vice President — Regional Market Head — From January 2006 until April 18, 2008, Mr. Hibben served as a Regional Market Head overseeing Lake Forest Bank, North Shore Bank and Northbrook Bank. Mr. Hibben also served as the Chairman and Chief Executive Officer of Lake Forest Bank, the Vice Chairman of North Shore Bank and the Vice Chairman of Northbrook Bank. Mr. Hibben joined the Company in 1991 as an Executive Vice President of Lake Forest Bank. Prior thereto, Mr. Hibben was employed from 1987 to 1991 by River Forest Bancorp, Inc. (now known as Corus Bankshares, Inc.), Chicago, Illinois, most recently holding the position of Vice President-Investments. Mr. Hibben was a Director of Lake Forest Bank, North Shore Bank, Northbrook Bank, and Wintrust Information Technology Services until April 18, 2008. On April 18, 2008, Mr. Hibben’s employment with the Company was terminated in accordance with the permanent disability provision of his employment contact.

David L. Stoehr (48) — Executive Vice President and Chief Financial Officer — Mr. Stoehr joined the Company in January 2002 and manages all financial and accounting affairs of the Company, including internal and external financial reporting. Previously, Mr. Stoehr was Senior Vice President/Reporting & Analysis at Firstar/U.S. Bancorp, Director of Finance/Controller of Associated Banc-Corp with primary responsibility for financial accounting and reporting, business unit financial management and data warehouse design and implementation. Prior to his association with Associated Banc-Corp, Mr. Stoehr was Assistant Vice President/Balance Sheet Management at Huntington Bancshares, Inc., Columbus, Ohio, from 1993 to 1995 and Financial Reporting Officer at Valley Bancorporation, Appleton, Wisconsin, from 1983 to 1993. Mr. Stoehr is a Director of Beverly Bank, Old Plank Trail Community Bank and Wintrust Information Technology Services.

John S. Fleshood (45) — Executive Vice President — Risk Management — Mr. Fleshood joined the Company in August 2005 and manages the overall risk management process for the Company including audit,

compliance and business continuity, and information security functions. Since January 2006, Mr. Fleshood has served as a Regional Market Head overseeing St. Charles Bank and WestAmerica Mortgage Company. Previously, Mr. Fleshood served as Senior Vice President and Chief Financial Officer of the Chicago affiliate of Fifth Third Bank, an Ohio banking corporation, a commercial bank offering a full range of banking services to consumer, business and financial customers, from July 2001 to August 2005. Prior to that, Mr. Fleshood served as Vice President and Manager of the Treasury Division of Fifth Third Bank, Cincinnati, Ohio. Fleshood is a Director of WestAmerica Mortgage Company, St. Charles Bank and Wintrust Information Technology Services.

Lloyd M. Bowden (54) — Executive Vice President — Technology — Mr. Bowden serves as Executive Vice President — Technology for the Company and as President of Wintrust Information Technology Services. He is responsible for planning, implementing and maintaining all aspects of the subsidiary banks’ internal data processing systems and technology designed to service the subsidiary banks’ customer base. Mr. Bowden joined the Company in April 1996 to serve as the Director of Technology with responsibility for implementing technological improvements to enhance customer service capabilities and operational efficiencies. Prior thereto, he was employed by Electronic Data Systems, Inc. in various capacities since 1982, most recently in an executive management position with the Banking Services Division and previously in the Banking Group of the Management Consulting Division. Mr. Bowden is a Director of Wintrust Information Technology Services.

John A. Carstens (52) — Executive Vice President and Regional Market Head — Since July 2007, Mr. Carstens has served as a Regional Market Head overseeing Libertyville Bank and Wheaton Bank. Mr. Carstens originally joined the Company in May, 1995 and is Chairman and Chief Executive Officer of Libertyville Bank. Prior to joining the Company, from 1990 until May 1995, he was President and Chief Operating Officer of American National Bank of Libertyville. From 1979 until 1990, Mr. Carstens held commercial banking officer positions with American National Bank of Chicago, a wholly-owned subsidiary of First Chicago Corporation, now known as JP Morgan/Chase. Mr. Carstens is a Director of Libertyville Bank, Wheaton Bank and Wintrust Information Technology Services.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides information regarding the compensation program in place for our named executive officers (“NEOs”), consisting of our principal executive officer, principal financial officer and the three most highly-compensated executive officers other than the principal executive officer and principal financial officer for 2007. It includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

Overview of Compensation Program

The Compensation Committee of our Board of Directors (the “Committee”) has responsibility for developing, implementing and monitoring adherence with the Company’s compensation philosophy, including compensation of our NEOs. In doing so, the Committee is mindful of our unique structure, culture and history as well as the growth focus of our Company and its business. As a holding company that conducts its operations through our subsidiaries, we are focused on providing entrepreneurial-based compensation to the chief executives of each our business units. As a Company with start-up and growth oriented operations, we are cognizant that to attract and retain the managerial talent necessary to operate and grow our businesses we often have to compensate our executives with a view to the business we expect them to manage, rather than the size of the business they currently manage.

The Company’s strategy has been to pay executives very competitive salaries in an effort to attract and retain highly-qualified and well-experienced individuals which, given the relatively young history of the Company, currently may be higher than those paid by comparably sized financial institutions. However, as the Company continues to mature, the Committee believes that increases to total compensation should be increasingly more heavily weighted toward bonus and stock incentive components than base salary. This philosophy is intended to create and foster a pay-for-performance framework that drives shareholder value by aligning shareholder and NEO interests.

Setting Executive Compensation

Overview

The Committee sets the compensation for all of our executive officers, including our NEOs. The Committee also exercises the authority of the Board with respect to the Company’s employee benefit plans. During 2007, the Committee was assisted by its independent compensation consultant, Deloitte Consulting LLP (“Deloitte”). Deloitte provides expert knowledge of marketplace trends and best practices relating to competitive pay levels. The Committee engaged Deloitte to complete a market comparison study of the compensation provided to the Company’s NEOs and certain other senior executives, to provide a comparative analysis of current Company compensation with market compensation findings by position, as well as a pay mix analysis by position. The Committee used this data, along with drawing on the Committee’s chairman’s extensive experience in executive compensation, in establishing competitive compensation for the Company’s executives. In 2007, Deloitte provided no other services to the Company or its management.

Role of Management

The Committee makes all compensation decisions for our executive officers. Our chief executive officer and chief operating officer annually review the performance of each of the Company’s and its subsidiaries’ officers (other than the chief operating officer, whose performance is reviewed by the chief executive officer acting alone, and the chief executive officer, whose performance is reviewed by the Committee). The conclusions reached and the recommendations based on these reviews, including with respect to salary adjustments and award amounts, are presented to the Committee. The Committee exercises its discretion in modifying any recommended adjustment or award.

Market Analysis

The Committee reviewed the market data compiled by Deloitte in setting executive compensation. The Committee does not set compensation at a predetermined percentile of the peer group reviewed, but rather uses this market data to ensure that the compensation being offered to executive officers is competitive in the marketplace. The Committee also uses this market data to ensure that the compensation being paid by the Company is not outside of the peer ranges. The Committee believes that using market data as a check on its compensation determinations rather than a starting point in setting compensation results in compensation determinations that are set based on the Company’s unique structure and history while remaining within market norms.

Committee Process

As discussed above, the Committee continually reviews both the Company’s compensation philosophy and the actual compensation being paid by the Company. The Committee meets, including in executive sessions without any members of management present, to discuss, evaluate and set executive officer compensation. Other than the Deloitte survey it commissioned, the Committee does not engage third party human resource consulting firms in connection with setting executive compensation.

In setting compensation for each of the NEOs, the Committee focuses on the total annual compensation received by each executive officer. As part of this review, the Committee considers the relative level of base salary, cash bonuses, long-term incentives, perquisites and post-employment obligations in establishing each element of compensation. However, as noted above, the overall focus is on the total annual compensation and not on the individual components. The Committee acts pursuant to a written charter that has been approved by our Board.

Compensation Philosophy and Objectives

The Committee has designed, based in part upon the market comparison study conducted by Deloitte, the Company’s compensation program to promote a pay-for-performance philosophy and to be competitive with market practices in order to retain and attract talented executives who can contribute to our long-term success and build value for our shareholders. Accordingly, the Committee strives to create a compensation package for each NEO that is competitive as well as reflective of the performance of both the Company and the individual officer. The

Committee recognizes that certain elements of compensation are better suited to reflect different compensation objectives. For example, as base salaries are the only element of compensation that is fixed in amount in advance of the year in which the compensation will be earned, the Committee believes that it is most appropriate to determine base salaries with a focus on the market practices for similarly situated officers at comparable companies as adjusted to reflect the individual officer’s performance during the preceding year. The aspects of individual performance that are evaluated for base salary purposes include non-financial measures such as integrity, quality, leadership, customer satisfaction, innovation, and talent management. In contrast, cash bonuses and long-term incentives are better able to reflect the Company’s performance as measured by financial measures such as earnings per share, deposit growth, loan growth and net interest margin. In addition, cash bonuses and long-term performance measures are also well suited to aid in our goal of retaining executives and also to motivate officers to increase shareholder value. The other elements of compensation are set primarily based on market practices and are driven by the Committee’s philosophy that personal benefits including retirement and health and welfare benefits should be available to all employees on a non-discriminatory basis.

Our compensation program is organized around four fundamental principles:

Our Compensation Program Must Allow us to Attract First-Rate Entrepreneurial Talent that Reflects our Structure.  As a result of our holding company structure, our compensation program takes into consideration the fact that to attract and retain executive officers, whether at the Company or at one of our subsidiaries, talented enough to enable the Company to meet its long-term goals, we must compensate such executive officers based on the size and potential enterprise that we expect such officer to oversee in the future.

A Substantial Portion of NEO Compensation Should Be Performance-Based.  Our compensation program is designed to reward superior performance. It accomplishes this in a number of ways. In terms of cash compensation, executives may earn annual cash bonuses upon a pay-for-performance philosophy based upon the attainment of certain specific Company and individual objectives, which are typically set by the Committee, based on recommendations by management, at the beginning of a fiscal year. Whether and to what extent cash bonuses are paid depends on the individual executive’s achievements for such year, the achievements of the applicable banking unit or units, as well as the Company’s overall performance. In terms of equity compensation, a substantial portion of total compensation is, as discussed below, delivered in the form of equity awards based on performance, and the Committee may determine to pay a portion or all of an executive’s annual bonus in the form of restricted stock or options rather than in cash. As is the case with cash for cash bonuses, equity-based bonuses are determined based upon the attainment of Company specific and individual objectives set by the Committee, with consultation from management, at the beginning of a fiscal year.

A Substantial Portion of NEO Compensation Should Be Delivered in the Form of Equity Awards.  To align the interests of our NEOs with the interests of our shareholders, the Committee believes that a substantial portion of total compensation should be delivered in the form of equity. In 2007, equity compensation was delivered to certain of our NEOs in the form of restricted stock that vest based on the passage of time, thereby encouraging retention of our NEOs while incentivizing our NEOs to drive long-term shareholder value. The number of equity awards granted is based on each executive’s performance. The Committee strives to pay approximately one-half of bonus compensation in cash and one-half in equity. One challenge the Company faces is that we have a limited supply of equity awards that we may grant, which may not be sufficient to meet our compensation objectives during periods of continued growth.

Our Compensation Program for NEOs Should Be Fair, and Perceived as Such, Both Internally and Externally.  The Committee strives to create a compensation program that will be perceived as fair, both internally and externally. It accomplishes this by comparing the compensation that is provided to our NEOs to comparative group of companies as a means to measure external fairness and to other senior employees of the Company, as a means to measure internal fairness. Shareholders are best served when we can attract and retain talented executives with compensation packages that are competitive but fair. The markets in which the Company operates are very competitive and there is real risk of losing talented executives if our compensation is not competitive.

The Elements of Our Compensation Program

This section describes the various elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including why the Committee chooses to include the items in the compensation program. The principal components of compensation for our NEOs were:

•	cash compensation consisting of base salary and cash bonus;

•	equity compensation; and

•	perquisites and other personal benefits.

Cash Compensation

Cash compensation is paid in the form of salary or bonuses.

Salary.  The Company provides NEOs with base salary to compensate them for services rendered during the fiscal year. Base salary for NEOs for any given year is generally fixed by the Committee at its meeting in January. Increases or decreases in base salary on a year-over-year basis are dependent on the Committee’s assessment of the Company and individual performance. The Committee is free to set NEO salary at any level it deems appropriate. In addition, the Committee considers market data, internal pay equity and merit history in evaluating merit recommendations. As part of this process, the Committee solicits the recommendations of the CEO with respect to NEOs (other than the CEO).

The Committee approved base salary merit increases for all NEOs based on this review. However, after thorough consideration of aggregate compensation of the CEO and COO, the Committee determined that the aggregate compensation levels of these officers were substantially below the peer group median. While recognizing that this resulted in part from the decision in both 2007 and 2008 to make no bonus award to these officers, the Committee determined that the aggregate compensation levels were significantly impacted by lower than median base salaries for these two officers. In light of this determination, the Committee approved higher than usual base salary merit increases for these two officers. The Committee intends to continue to work to gradually bring the base compensation of these officers closer to market norms.

In 2007 and 2008, after taking into account the market data and other factors described above, the Committee approved the following merit-based and cost of living adjustment salary increases for our NEOs set forth under the heading “2007 Base Salary Merit Increase Percentage” and “2008 Base Salary Merit Increase Percentage,” respectively:

	2007 Base Salary Merit	2008 Base Salary Merit
Named Executive Officer	Increase Percentage	Increase Percentage

Edward Wehmer, Chairman & CEO	3.70%	14.29%
David Dykstra, Chief Operating Officer	4.08%	17.65%
David Stoehr, Chief Financial Officer	9.52%	8.70%
Richard Murphy, Chief Credit Officer	30.11%	4.29%
Randolph Hibben, Executive Vice President — Market Head	5.45%	3.45%

Bonus.  The Company may award discretionary cash bonuses to executives, although the Company does not maintain a defined cash bonus plan. Cash bonuses are intended to provide officers with an opportunity to receive additional cash compensation through the achievement of specified Company, subsidiary and individual performance goals. Performance-based cash bonuses are included in the package because they permit the Committee to incentivize our NEOs, in any particular year, to pursue particular objectives that the Committee believes are consistent with the overall goals and strategic direction that the Board has set for the Company.

The total targeted bonus that is provided to each NEO in a given year is generally determined by reference to the NEO’s base salary for that year. That is, each year the Committee approves a targeted bonus award for each NEO with a cash value that is determined by multiplying the NEO’s base salary by a percentage that is chosen by the Committee. For 2007, that percentage was 42.5%. In determining the amount of target bonuses, the Committee considers several factors, including:

(i) the target bonuses set, and actual bonuses paid, in recent years;

(ii) the desire to ensure, as described above, that a substantial portion of total compensation is performance-based; and

(iii) the relative importance, in any given year, of the long and short-term performance goals of the Company.

After determining the total targeted bonus percentage for a year, the Committee allocates the potential bonus award between Company-level, subsidiary-level and personal objectives, as well as retaining a discretionary factor. Company and subsidiary-level objectives including targeted net income, deposit growth, loan growth, net interest margin, credit quality, net overhead ratios and personally tailored objectives for each NEO. These performance objectives for bonuses (both cash and equity), are developed through an iterative process. Based on a review of business plans, management, including the NEOs, develops preliminary recommendations for Committee review. The Committee reviews management’s preliminary recommendations and establishes final goals. The Committee strives to ensure that the objectives are consistent with the strategic goals set by the Board, that the goals set are sufficiently ambitious so as to provide a meaningful incentive and that bonus payments, assuming target levels of performance are attained, will be consistent with the overall NEO compensation program established by the Committee.

For fiscal 2007, other than in the case of Mr. Hibben, 57.6% of the NEO bonus award was based upon the achievement of Company-level financial objectives, 32.9% of the NEO bonus award was based upon the achievement of personal objectives and 9.4% of such award was discretionary. In the case of Mr. Hibben, 32.9% of his bonus award was based upon the achievement of financial objectives at Lake Forest Bank, 32.9% of such award was based upon the achievement of Company-level financial objectives, 24.7% of his bonus award was based upon the achievement of personal objectives and 9.4% of his award was discretionary.

The Committee uses the measurable objectives described above as a guideline to establish actual bonuses relative to the targeted percentage bonus, but the end determination is ultimately a discretionary decision and, if the Committee deems it appropriate, higher or lower bonuses may be paid to an executive than targeted. The Committee reserves the discretion to reduce or not pay cash bonuses even if the relevant performance targets are met. The Committee exercised this discretion in 2007 and did not pay cash bonuses to either of Messrs. Wehmer or Dykstra.

The Committee evaluates cash bonus amounts in conjunction with stock incentive awards to ensure a balance of cash and equity compensation. In making that assessment, the Committee considers factors such as the relative merits of cash and equity as a device for retaining and incentivizing NEOs and the practices of the other companies in the group selected by Deloitte. The Committee strives to equally balance cash and equity bonuses. However, in 2007, the Company weighted bonus compensation more heavily on cash compensation (60% to 40%) largely related to the limited availability of equity awards under the Company plans. The Committee also has the discretion to individually vary the mix of cash and equity awards and used such discretion in 2007 by granting Mr. Hibben a bonus comprised entirely of restricted stock units.

On April 9, 2008, the Committee established a new Cash Incentive and Retention Plan (the “CIRP”) that will allow it to provide equity-like cash compensation to its NEOs and other senior executives, and more closely align compensation with its philosophy of compensating NEOs with equity. The Committee engaged The Delves Group, a human resources consulting firm, to assist in the creation of the CIRP. The Committee will establish the applicable performance criteria for an award under the CIRP. No awards have been made under the CIRP.

Equity Compensation

As described above, the Committee believes that a substantial portion of each NEO’s compensation should be in the form of equity awards. Also as described above, we pay a substantial portion of NEO compensation in the form of equity awards because the Committee believes that such awards serve to align the interests of NEOs and our shareholders. Equity awards to our NEOs in regard to their 2007 performance were made pursuant to our 2007 Stock Incentive Plan (the “2007 Plan”), which was approved by our shareholders on January 9, 2007. Although no awards were granted under our 1997 Stock Incentive Plan (the “1997 Plan” and together with the 2007 Plan, the “Incentive Plans”), awards previously granted under the 1997 Plan will continue to be governed by the 1997 Plan. The Incentive Plans provide for awards in the form of, among others, stock options, restricted stock and restricted stock units. The mix between these forms of awards changes from year to year as determined by the Committee. In 2007, NEOs generally received less equity than the Committee would prefer due to the limited availability of equity awards under the Incentive Plans.

As discussed above under “Cash Compensation — Bonus,” the Committee establishes a target percentage of base salary to be paid in a given year as a mixed cash and equity bonus. For 2007 this targeted percentage was 42.5% of salary. The Committee also targeted to make equity awards to the NEOs that had a value equal to approximately 17% of base compensation (assuming performance at ’target’ levels). After assessing actual Company-level, subsidiary-level and individual performance and results against the pre-established targets and objectives, the Committee determined the actual total bonus to be received and the cash and equity components of such total bonus. See “Cash Compensation — Bonus” above for further information on the establishment of targets and objectives and the bonus determination process.

The Committee believes that its current compensation program for NEOs strikes the correct balance between cash and equity compensation. The mix of equity and cash compensation gives our NEOs a substantial alignment with shareholders, while also permitting the Committee to incentivize the NEOs to pursue specific short and long-term performance goals.

A description of the form of equity awards that were made in 2007 under the 2007 Plan follows:

Stock Options.  Stock options granted under the 2007 Plan may vest on the basis of the satisfaction of performance conditions established by the Committee or on the basis of the passage of time and continued employment. Under the 2007 Plan, except in limited circumstances, no stock option may become fully exercisable until the third anniversary of the award and, to the extent that such an award provides for vesting in installments, such vesting shall occur ratably on the anniversaries of the grant date. The Committee has also granted options that vest based on the passage of time over a five-year period, with 20% becoming exercisable on each anniversary of the grant date. Options granted under the 2007 Plan have a seven-year term and options granted under the 1997 Plan have a ten-year term. All options are granted with an exercise price equal to the fair market value of our common stock on the date of grant, and option re-pricing is expressly prohibited by the 2007 Plan terms.

Restricted Stock Units.  Restricted stock units (“RSUs”) convert into shares of our common stock if the recipient is still employed by us on the date that specified restrictions lapse. Restricted stock units granted under the Incentive Plans may vest on the basis of the satisfaction of performance conditions established by the Committee or on the basis of the passage of time and continued employment. The Committee has granted RSUs that vest on the basis of the passage of time and continued employment with vesting periods ranging up to five years. Recipients of RSUs may not vote the units in shareholder votes, but once their RSUs vest, they do receive payments equal to the amount of dividends that would be paid on an equivalent number of shares of common stock.

Perquisites

Our NEOs receive various perquisites provided by or paid for by us that we believe are reasonable, competitive and consistent with the Company’s overall compensation philosophy. In 2007, these perquisites included: car allowances or Company-owned automobiles, club dues, life insurance, supplemental long-term disability and memberships.

We provide these perquisites because many companies in the peer group provide such perquisites to their named executive officers and it is therefore necessary for retention and recruitment purposes that we do the same.

The Committee reviews the perquisites provided to its NEOs on a regular basis, in an attempt to ensure that they continue to be appropriate in light of the Committee’s overall goal of designing a compensation program for NEOs that maximizes the interests of our shareholders. Attributed costs of the personal benefits described above for the NEOs for the fiscal year ended December 31, 2007 are included in column (h) of the “Summary Compensation Table” below.

Post-Termination Compensation

We have entered into employment agreements with certain members of our senior management team, including the NEOs, which provide for post-termination compensation. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Constructive Termination,” as these terms are defined in the employment agreements. Additionally, the employment agreements provide for the payment of severance upon a “Change-in-Control” (as defined in the agreements) of the Company. Additional information regarding the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2007, is found under the heading “Potential Payments upon Termination or Change in Control” on page 28 of this Proxy Statement.

The Committee believes that these employment arrangements are an important part of overall compensation for our NEOs and will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change in control. The Committee also believes that these agreements are important as a recruitment and retention device, as all or nearly all of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

Our Compensation Policies

Impact of Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the certain “covered employees.” The “covered employees” generally consist of a company’s chief executive officer or other NEOs. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance- based” compensation. During the course of its evaluation of compensation paid to NEOs and certain other “covered employees,” the Company takes into account Section 162(m) considerations and the impact thereof.

Practices Regarding the Grant of Options

The Company has followed a practice of making a majority of all option grants to its NEOs on a single date each year and intends to have a practice of generally making all option grants to its NEOs on a single date each year, its regularly scheduled meeting in January. The January meeting date has historically occurred within two weeks following the issuance of the release reporting our earnings for the previous fiscal year. The Committee believes that it is appropriate that annual awards be made at a time when material information regarding our performance for the preceding year has been disclosed. The Company does not otherwise have any program, plan or practice to time annual option grants to its executives in coordination with the release of material non-public information.

While the bulk of our option awards to NEOs have historically been made pursuant to our annual grant program, the Committee retains the discretion to make additional awards to NEOs at other times, in connection with the initial hiring of a new officer, for retention purposes or otherwise. We refer to such grants as “ad hoc” awards. The Company does not have any program, plan or practice to time ad hoc awards in coordination with the release of material non-public information.

All equity awards made to our NEOs, or any of our other employees or Directors (except for payment of director fees under the Company’s Directors Deferred Fee and Stock Plan), are made pursuant to our 2007 Plan. As noted above, all options under the 2007 Plan are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value is defined under the 2007 Plan to be the average of the highest and the lowest quoted selling prices on the Nasdaq National Market on the relevant valuation date or, if there were no sales on the valuation date, on the next preceding date on which such selling prices were recorded on the date of grant. We do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date. While the Incentive Plans permit delegation of the Committee’s authority to grant options in certain circumstances, all grants to NEOs are made by the Committee itself or the full Board and not pursuant to delegated authority.

Prohibition on Hedging and Short Selling

The Company’s executive officers and Directors are prohibited from engaging in selling short our common stock or engaging in hedging or offsetting transactions regarding our common stock.

Stock Ownership Policy

Part of our compensation philosophy involves common share ownership by our executive officers because we believe that it helps align their financial interests with those of our shareholders. While we do strongly encourage our executive officers to acquire and own our common shares, we have not adopted a formal written policy on share ownership requirements of our executive officers. We have, however, adopted share ownership guidelines for members of our Board to own, within three years of becoming a Director, shares having a value of at least three times the annual retainer fee paid to Directors. Each of our Directors is currently in compliance with these share ownership guidelines.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Wintrust Financial Corporation oversees Wintrust Financial Corporation’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s Proxy Statement to be filed in connection with the Company’s 2008 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

PETER D. CRIST (Chairman) JOSEPH F. DAMICO JOHN S. LILLARD	ALBIN F. MOSCHNER HOLLIS W. RADEMACHER

SUMMARY COMPENSATION TABLE

The following table summarizes compensation awarded to, earned by or paid to our NEOs for 2007 and 2006. The section of this Proxy Statement entitled “Compensation Discussion and Analysis” describes in greater detail the information reported in this table and the objectives and factors considered in setting NEO compensation.

							Non-
							Equity
							Incentive	All
						Option	Plan	Other
		Salary	Bonus	Stock Awards		Awards	Compensation	Compensation	Total
	Year	($)	($)	($)(1)		($)(2)	($)	($)(3)	($)
Name and Principal Position (a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)

Edward J. Wehmer	2007	697,917	—	1,093,197	(4)	186,155	—	29,144	2,006,413
President & Chief	2006	672,917	—	1,319,110	(4)	412,502	—	26,495	2,431,024
Executive Officer
David A. Dykstra	2007	508,333	—	857,077	(4)	298,542	—	19,140	1,683,092
Senior Executive Vice	2006	486,667	—	1,009,569	(4)	307,661	—	16,080	1,819,977
President & Chief Operating Officer
David L. Stoehr	2007	228,333	33,000	86,287		24,213	—	11,599	383,432
Executive Vice	2006	208,333	24,200	99,906		43,860	—	11,069	387,368
President & Chief Financial Officer
Richard B. Murphy	2007	313,250	45,000	193,376		140,062	—	3,334	695,022
Executive Vice	2006	267,750	20,000	144,941		146,254	—	2,370	581,315
President & Chief Credit Officer
Randolph M. Hibben	2007	288,750	—	164,261		16,120	—	15,130	484,261
Executive Vice	2006	273,750	—	168,009		159,229	—	14,477	615,465
President — Markethead

(1)	The amounts shown in this column constitute restricted stock units granted under the 2007 Plan and the 1997 Plan. The amounts equal the financial statement compensation cost for Stock Awards as reported in our 2007 consolidated statement of income for fiscal year 2007 and are valued based on the aggregate grant date fair value of the award determined pursuant to Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (which we refer to as FAS 123R). See Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. For further information on these awards, see the Grants of Plan-Based Awards table beginning on page 26 of this Proxy Statement.

(2)	The amounts shown in this column constitute options granted under the 2007 Plan and the 1997 Plan. The amounts equal the financial statement compensation cost for Stock Awards as reported in our consolidated statement of income for fiscal year 2007 and are valued based on the aggregate grant date fair value of the award determined pursuant to FAS 123R. See Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. For further information on these awards, see the Grants of Plan-Based Awards table beginning on page 26 of this Proxy Statement.

(3)	Amounts in this column include the value of the following perquisites paid to the NEOs in 2007 and 2006. Perquisites are valued at actual amounts paid to each provider of such perquisites.

			Club
		Corporate	Memberships	Life
		Automobile	Not Exclusively	Insurance	Supplemental
		Usage	For Business Use	Premiums	Long-Term
Named Executive Officer	Year	($)	($)	($)	Disability	Total

Edward J. Wehmer	2007	8,228	16,800	2,714	1,402	29,144
	2006	8,104	14,551	2,416	1,424	26,495

David A. Dykstra	2007	17,869	—	1,271	—	19,140
	2006	14,921	—	1,159	—	16,080

David L. Stoehr	2007	8,164	2,700	735	—	11,599
	2006	7,209	3,240	620	—	11,069
Richard B. Murphy	2007	1,282	1,026	1,026	—	3,334
	2006	631	973	766	—	2,370

Randolph M. Hibben	2007	12,000	2,016	1,114	—	15,130
	2006	12,000	1,632	845	—	14,477

(4)	Entire amount reflects the compensation cost in 2007 and 2006 for stock awards made prior to 2006 as reported in the Company’s 2007 consolidated financial statements. Messrs. Wehmer and Dykstra did not receive stock awards relating to performance for the 2007 or 2006 calendar years.

2007 GRANTS OF PLAN-BASED AWARDS

								All	All
								Other	Other		Grant
								Stock	Option		Date
								Awards:	Awards:	Exercise	Fair
								Number of	Number of	or Base	Value of
		Estimated Future Payouts			Estimated Future Payouts			Shares of	Securities	Price of	Stock and
	Grant	Under Non-Equity Incentive Plan Awards			Under Equity Incentive Plan Awards			Stock or	Underlying	Option	Option
	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (2)	Options	Awards	Awards (3)
Name	(1)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Edward J. Wehmer	—	—	—	—	—	—	—	—	—	—	—
David A. Dykstra	—	—	—	—	—	—	—	—	—	—	—
David L. Stoehr	1/25/07	—	—	—	—	—	—	681	—	—	30,819
	1/25/07	—	—	—	—	—	—	1,000	—	—	45,255
Richard B. Murphy	1/25/07	—	—	—	—	—	—	1,215	—	—	54,985
	7/25/07	—	—	—	—	—	—	25,000	—	—	978,000
Randolph M. Hibben	1/25/07	—	—	—	—	—	—	284	—	—	12,852

(1)	In each case, the “Grant Date” reflects the date on which the Compensation Committee acted to approve the grant of the award. All awards were made under the Company’s 2007 Plan.

(2)	This column shows the number of restricted stock units granted to the named executive officers in 2007.

(3)	The value of the awards (which in 2007 are all restricted stock units awards) represents the average of the high and low sale prices of the Company’s common stock on the date of grant, as reported by Nasdaq, multiplied by the number of restricted stock units granted to the named executive officer.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth information for each named executive officer with respect to (1) each stock option to purchase common shares that has not been exercised and remained outstanding at December 31, 2007 and (2) each award of restricted stock units that has not vested and remained outstanding at December 31, 2007.

	Option Awards(1)					Stock Awards(1)
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
			Equity					Awards:	Payout
			Incentive					Number of	Value of
			Plan			Number of	Market	Unearned	Unearned
	Number of	Number of	Awards:			Shares or	Value of	Shares,	Shares,
	Securities	Securities	Number of			Units of	Shares or	Units or	Units or
	Underlying	Underlying	Securities			Stock	Units of	Other	Other
	Unexercised	Unexercised	Underlying			That	Stock	Rights That	Rights
	Options	Options	Unexercised	Option	Option	Have Not	That	Have	That
	(#)	(#)	Unearned	Exercise	Expiration	Vested	Have Not	Not	Have Not
Name	Exercisable	Unexercisable	Options	Price	Date	(#)(3)	Vested	Vested	Vested
(a)	(2)(b)	(c)	(#)(d)	($)(e)	(f)	(g)	($)(h)	(#)(i)	($)(j)

Edward J. Wehmer	22,000	—	—	11.33	10/28/09	30,000	993,900	—	—
	180,000	—	—	18.81	1/22/12	45,000	1,490,850	—	—
	40,000	10,000	—	45.46	12/22/13	5,000	165,650	—	—
David A. Dykstra	16,000	—	—	11.33	10/28/09	21,000	695,730	—	—
	21,000	—	—	18.81	1/22/12	35,000	1,159,550	—	—
	12,000	3,000	—	45.46	12/22/13
	24,000	36,000	—	54.92	1/25/15
David L. Stoehr	12,750	—	—	18.81	1/22/12	1,500	49,695	—	—
	10,000	—	—	30.57	10/24/12	681	22,562	—	—
	800	200	—	45.46	12/22/13	1,000	33,130	—	—
Richard B. Murphy	8,800	—	—	11.33	10/28/09	3,000	99,390	—	—
	4,999	—	—	18.81	1/22/12	1,215	40,253	—	—
	33,600	8,400	—	43.20	10/30/13	25,000	828,250	—	—
	800	200	—	45.46	12/22/13
Randolph M. Hibben	22,500	—	—	12.29	4/29/09	4,500	149,085	—	—
	8,599	—	—	11.33	10/28/09	284	9,409	—	—
	48,499	—	—	18.81	1/22/12
	2,800	700	—	45.46	12/22/13

(1)	Multiple awards have been aggregated where the expiration date and the exercise and/or base price of the instruments are identical.

(2)	The following table provides information with respect to the vesting of each NEO’s outstanding non-equity incentive plan options:

Name	Award Type	1/25/2008	10/30/2008	12/22/2008	1/25/2009	1/25/2010

Edward J. Wehmer	Stock Options	—	—	10,000	—	—
David A. Dykstra	Stock Options	12,000	—	3,000	12,000	12,000
David L. Stoehr	Stock Options	—	—	200	—	—
Richard B. Murphy	Stock Options	—	8,400	200	—	—
Randolph M. Hibben	Stock Options	—	—	700	—	—

(3)	The following table provides information with respect to the vesting of each NEO’s outstanding shares of restricted stock units:

	Award
Name	Type	1/25/08	1/26/08	7/25/08	1/25/09	7/25/09	1/25/10	1/26/10	3/17/10	7/25/10	7/25/11	7/25/12

Edward J. Wehmer	Restricted Stock Units	10,000	—	—	10,000	—	10,000	5,000	45,000	—	—	—
David A. Dykstra	Restricted Stock Units	7,000	—	—	7,000	—	7,000	35,000	—	—	—	—
David L. Stoehr	Restricted Stock Units	1,014	1,500	—	334	—	333	—	—	—	—	—
Richard B. Murphy	Restricted Stock Units	2,215	—	5,000	1,000	5,000	1,000	—	—	5,000	5,000	5,000
Randolph M. Hibben	Restricted Stock Units	1,784	—	—	1,500	—	1,500	—	—	—	—	—

2007 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information for each named executive officer with respect to exercises of stock options and the vesting of stock awards during 2007, and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on	Exercise	Acquired on Vesting	Vesting
Name	Exercise (1)(#)	(2)($)	(3)(#)	(4)($)
(a)	(b)	(c)	(d)	(e)

Edward J. Wehmer	30,000	834,522	14,761	667,750
David A. Dykstra	27,000	659,723	10,809	488,949
David L. Stoehr	—	—	1,257	56,804
Richard B. Murphy	13,500	319,734	2,739	123,845
Randolph M. Hibben	9,000	214,122	4,485	188,624

(1)	Represents the exercise of vested stock options under the Company’s 1997 Stock Incentive Plan.

(2)	The value realized on the exercise of stock options represents the pre-tax difference between the option exercise price and the sale price of the common stock on the date of exercise, multiplied by the number of shares of common stock covered by the stock options held by the named executive officers.

(3)	Represents the vesting of restricted stock units under the Company’s 1997 Stock Incentive Plan.

(4)	The value realized on the vesting of restricted stock units represents the average of the high and low sale prices of the common stock on the date of vesting, as reported by Nasdaq, multiplied by the number of stock units held by the named executive officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As noted under “Compensation Discussion and Analysis — Post-Termination Compensation” on page 23 of this Proxy Statement, we have entered into employment agreements with each of our NEOs that provide for payments in connection with such NEO’s termination, whether upon a change of control or otherwise. A description of the terms of these employment agreements follows. The benefits to be provided to the NEO in each of those situations are described below, which assume that termination had taken place on December 31, 2007, the last day of our most recent fiscal year, and thus includes amounts earned through such time and are estimates of the amounts which would be paid to our NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of such NEO’s separation from the Company.

Payments Made upon Termination

The employment agreements provide for payments of certain benefits, as described below, upon the termination of the employment of a NEO. The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of ’Cause’ and ’Constructive Termination’ that are used in those agreements. For purposes of the employment agreements:

•	We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to perform duties consistent with the scope and nature of his or her position, committing an act of gross negligence or willful misconduct resulting in or potentially resulting in economic loss or damage to the Company’s reputation, conviction of a felony or other actions specified in the definition.

•	The NEO is said to have been Constructively Terminated (and thereby gain access to the benefits described below) if we (i) materially reduce the NEO duties and responsibilities or (ii) reduce the NEO’s total adjustment compensation to less than 75% of such amount for the prior 12 months.

The employment agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. They also include noncompete and nonsolicit provisions and nondisparagement and confidentiality provisions that would apply for, in the case of Messrs. Wehmer, Dykstra and Murphy, three years and, in the case of Messrs. Stoehr and Hibben, two years following such NEO’s termination of employment.

Payment Obligations for Termination with Cause

If a NEO is terminated for Cause, he is entitled to receive amounts earned during the terms of employment. Such amounts include:

•	unpaid base salary through the date of termination;

•	accrued but unused vacation or paid leave;

•	earned but unpaid annual incentive compensation; and

•	reimbursements.

Payment Obligations Upon Death or Permanent Disability

In the event of death or permanent disability of a NEO, in addition to the items above:

•	he will be entitled to a payment equal to a multiple, which is 3x for Messrs. Wehmer, Dykstra and Murphy, and 2x in the case of Messrs. Stoehr and Hibben, of the base salary in effect at termination of employment plus the cash and stock bonus awards to such NEO in the prior 12 months, with such payments to be made, (i) in the case of death, in a lump sum within 30 days of the executive’s termination or (ii), in the case of permanent disability, ratably over 36 months in the case of Messrs. Wehmer, Dykstra and Murphy and over 24 months in the case of Messrs. Stoehr and Hibben, with any such payment benefit reduced by the proceeds from any life or disability insurance policies maintained by the Company and, in the case of disability, by other earned income; and

•	he will immediately vest in all outstanding awards under the Incentive Plans.

Additionally, in the event of termination due to permanent disability:

•	Messrs. Wehmer, Dykstra and Murphy will continue to receive health insurance, including for qualified dependents, either under the then current Company plan or under an independent policy having similar coverage to that maintained by the Company, until the earlier of (a) the date he becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer or (b) the date he becomes eligible for Medicare benefits; and

•	Messrs. Stoehr and Hibben will continue to receive health insurance, including for qualified dependents, under the then current Company plan until the end of the 24-month period over which the severance payments described in the first bullet point of this subsection are made.

Payment Obligations for Constructive Termination or Termination Without Cause

In the event of constructive termination or termination without cause of a NEO, such NEO is entitled to the items listed above under “Payment Obligations for Termination with Cause” and “Payment Obligations Upon Death or Permanent Disability,” except that (1) the payment described in the first bullet point under Payment Obligations Upon Death or Permanent Disability” will not be made in a lump sum, but rather be made ratably over the applicable period, (2) outstanding awards under the Incentive Plans will not immediately vest but rather will remain exercisable until the earlier of three months or the life of the award and (3) in the case of Messrs. Stoehr and Hibben, they shall be entitled to continued health benefits until the earlier of (a) the date he becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer, (b) the expiration of the maximum coverage period under COBRA or (c) the date he becomes eligible for Medicare benefits.

Payment Obligations upon a Change in Control

In the event of the constructive termination (with the 75% payment threshold in such definition increased to 100%) or termination without cause of a NEO within eighteen months of a change in control, which is defined below, such NEO shall be entitled to the same payments and items described above under “Payment Obligations for Constructive Termination or Termination Without Cause,” however, such payments shall be made in a lump sum within 30 days of such termination. Additionally, a NEO will be entitled to:

•	a payment equal to the excise tax charged to the NEO as a result of the receipt of any change of control payment within 30 days of the determination that such excise tax is due; and

•	pursuant to our Incentive Plans, immediate vesting and lapsing of restrictions on all outstanding awards.

“Change of control” is defined in the NEOs’ employment agreements by reference to the 1997 Plan, which defines change of control as any of the following events:

•	if any person acquires 20% or more of the Company’s outstanding shares of common stock (other than securities acquired directly from the Company); or

•	if a majority of the Directors cease to be Directors, provided that any individual becoming a Director whose election, or nomination for election, was approved by a vote of at least a majority of the then current Directors shall be considered as though such individual were a member of the current board; or

•	the approval by our shareholders of a reorganization, merger or consolidation, in each case, in which our shareholders immediately prior to such transaction do not, following such transaction, beneficially own more than 50% of the combined voting power of the corporation resulting from such transaction; or

•	the approval of our shareholders of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

The table below shows potential payments to the executive officers named in the Summary Compensation Table for cause, upon death or permanent disability, for Constructive Termination or without Cause and in connection with a Change in Control. The amounts shown assume that termination was effective as of December 31, 2007, and are estimates of the amounts that would be paid to the executives upon termination. The actual amounts to be paid can only be determined at the actual time of an executive’s termination.

				Constructive
				Termination or
				Termination
			Permanent	Without	Change in
Name	Type of Payment	Death	Disability	Cause	Control

Edward J. Wehmer(3)(4)	Payment equal to 3x (1) base salary in effect at termination plus (2) cash and stock bonus awards in prior 12 months(1)	2,100,000	2,100,000	2,100,000	2,100,000
	Vesting of Outstanding Awards	2,650,400	2,650,400	—	2,650,400
	Medical, dental and vision health benefits(2)	—	162,945	162,945	162,945
	Less life insurance proceeds paid to executive by third party(6)	(1,850,000)	—	—	—
	TOTAL	2,900,400	4,913,345	2,262,945	4,913,345

David A. Dykstra(3)(4)	Payment equal to 3x (1) base salary in effect at termination plus (2) cash and stock bonus awards in prior 12 months(1)	1,530,000	1,530,000	1,530,000	1,530,000
	Vesting of Outstanding Awards	1,855,280	1,855,280	—	1,855,280
	Medical benefits(2)	—	92,868	92,868	92,868
	Less life insurance proceeds paid to executive by third party(6)	(1,380,000)	—	—	—
	TOTAL	2,005,280	3,478,148	1,622,868	3,478,148

Richard B. Murphy(3)(4)	Payment equal to 3x (1) base salary in effect at termination plus (2) cash and stock bonus awards in prior 12 months(1)	1,275,000	1,275,000	1,275,000	1,275,000
	Vesting of Outstanding Awards	967,893	967,893	—	967,893
	Medical, dental and vision health benefits(2)	—	236,572	236,572	236,572
	Less life insurance proceeds paid to executive by third party(6)	(720,600)	—	—	—
	TOTAL	1,522,293	2,479,465	1,511,572	2,479,465

Randolph M. Hibben(3)(5)	Payment equal to 2x (1) base salary in effect at termination plus (2) cash and stock bonus awards in prior 12 months(1)	728,000	728,000	728,000	728,000
	Vesting of Outstanding Awards	158,494	158,494	—	158,494
	Medical, dental and vision health benefits(2)	—	28,968	43,452	43,452
	Less life insurance proceeds paid to executive by third party(6)	(721,600)	—	—	—
	TOTAL	164,894	915,462	771,452	929,946

David L. Stoehr(3)(5)	Payment equal to 2x (1) base salary in effect at termination plus (2) cash and stock bonus awards in prior 12 months(1)	570,000	570,000	570,000	570,000
	Vesting of Outstanding Awards	105,387	105,387	—	105,387
	Medical, dental and vision health benefits(2)	—	28,968	43,452	43,452
	Less life insurance proceeds paid to executive by third party(6)	(552,000)	—	—	—
	TOTAL	123,387	704,355	613,452	718,839

(1)	Based on base salary at December 31, 2007 and cash and stock bonus earned for 2007 performance.

(2)	Based on premium costs as of December 31, 2007.

(3)	In the event of termination with cause, each NEO would only be entitled to earned but unpaid base salary through the termination date, accrued but unused vacation or paid leave, earned but unpaid annual incentive compensation and reimbursement of miscellaneous company incurred expenses. For each NEO, this amount was zero as of December 31, 2007.

(4)	The employment agreements for Messrs. Wehmer, Dykstra and Murphy provide that in the event the potential payments would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, or any interest or penalties with respect to such excise tax, then an additional cash payment would be made within 30 days of such determination that will place them in the same after-tax economic position that they would have enjoyed if the excise tax had not been applied to the payment. Assuming a payout occurred at December 31, 2007, no excise tax would have been incurred for “excess parachute payments.”

(5)	The employment agreements for Messrs. Hibben and Stoehr provide that in the event the potential payments would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, or any interest or penalties with respect to such excise tax, then the amount of the payout would be automatically reduced to an amount equal to $1 less than three times (3x) the “base amount” as defined in Section 280G(3) of the Internal Revenue Code (“Reduced Payment”). This only applies if the sum of the potential payment and the amount of the excise tax payable would exceed the Reduced Payment. Assuming a payout occurred at December 31, 2007, no excise tax would have been incurred for “excess parachute payments.”

(6)	Based on payments to be received by NEO as defined in Bank Owned Life Insurance contracts.

DIRECTOR COMPENSATION

The Company seeks to compensate its non-employee Directors in a manner that attracts and retains qualified candidates to serve on the Board of Directors. To strengthen the alignment of interests between Directors and shareholders, the Board has adopted a minimum stock ownership guideline. Within three years of joining the Board, each Director should own common stock (or common stock equivalents) having a value of at least three times the annual retainer fee.

Compensation for Non-employee Directors

For their service to the Company, non-employee Directors are entitled to an annual retainer, attendance fees for Board and committee meetings, and a payment for service as a chairman of the Board or of certain committees. Additionally, non-employee Directors who serve as a director of any of the Company’s subsidiaries are entitled to compensation for such service. Directors who are employees of the Company receive no additional compensation for their service on the Board of Directors.

Retainer Fees.  The Company pays non-employee Directors an annual retainer of $30,000. As explained further below, this amount is paid in the Company’s common stock.

Attendance Fees.  Non-employee Directors receive $3,250 for each Board of Directors meeting they attend. For service on a committee of the Board of Directors, non-employee Directors receive an attendance fee of $1,700 per committee meeting, except for Audit Committee members, who receive a $2,000 attendance fee

Chairmanships.  The Chairman of the Board, the Chairman of the Risk Management Committee, the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating Committee are entitled to an additional fee of $55,000, $35,000, $20,000, $10,000 and $10,000, respectively.

Subsidiary Directorships.  Non-employee Directors who serve on the Boards of Directors of our Subsidiaries are entitled to compensation for such service. No independent member of the Company’s Board of Directors serves on more than one subsidiary board other than Messrs. Getz, Lillard and Rademacher. See the description above under “Election of Directors” for additional biographical information.

Directors Deferred Fee and Stock Plan

The Directors Deferred Fee and Stock Plan (the “Director Plan”) is a program that allows non-employee Directors to receive their Director fees in either cash or common stock. This option does not apply to the retainer fee, which has been paid in common stock since January 2005. Under the Director Plan, Directors may also choose to defer the receipt of their Director fees. Each of these options is described in greater detail below. As discussed above under the heading “Proposal No. 2 — Approval of an Amendment to the Wintrust Financial Corporation Directors Deferred Fee and Stock Plan,” we are seeking shareholder approval to increase the number of shares of our common stock available for payment under the Director Plan from 225,000 to 425,000.

Fees Paid in Stock.  As noted above, the retainer fee will be paid in shares of the Company’s common stock. A Director may also elect to receive any other fees in shares of the Company’s common stock. The number of shares of common stock to be issued will be determined by dividing the fees earned during a calendar quarter by the fair market value (as defined in the Director Plan) of the common stock on the last trading day of the preceding quarter. The shares of common stock to be paid will be issued once a year before January 15th or more frequently if so determined by the administrator. Once issued, the shares will be entitled to full dividend and voting rights. In the event of an adjustment in the Company’s capitalization or a merger or other transaction that results in a conversion of the common stock, corresponding adjustments will be made to common stock received by a Director.

Deferral of Common Stock.  If a Director elects to defer receipt of shares of common stock, the Company will maintain on its books deferred stock units (“Units”) representing an obligation to issue shares of common stock to the Director. The number of Units credited will be equal to the number of shares that would have been issued but for the deferral election. Additional Units will be credited at the time dividends are paid on the common stock. The number of additional Units to be credited each quarter will be computed by dividing the amount of the dividends that would have been received if the Units were outstanding shares by the fair market value of the common stock on the last trading day of the preceding quarter. Because Units represent a right to receive common stock in the future, and not actual shares, there are no voting rights associated with them. In the event of an adjustment in the Company’s capitalization or a merger or other transaction that results in a conversion of the common stock, corresponding adjustments will be made to the Units. The Director will be a general unsecured creditor of the Company for purposes of the common stock to be paid in the future. The shares of common stock represented by the Units will be issued before January 15th of the year following the date specified by the director in his or her deferral election, which may be either the date on which he or she ceases to be a director of the Company, or the 1st, 2nd, 3rd, 4th or 5th anniversary of such date. A director may elect to change the date on which the common stock represented by the Units will be issued, but such election will not be effective for 12 months and must specify a date that is at least five years after the date on which the original issuance would have been made.

Deferral of Cash.  If a Director elects to defer receipt of Directors’ fees in cash, the Company will maintain on its books a deferred compensation account representing an obligation to pay the Director cash in the future. The amount of the Director’s fees will be credited to this account as of the date such fees otherwise would be payable to the Director. All amounts credited to a Director’s deferred compensation account will accrue interest based on the 91-day Treasury Bill discount rate, adjusted quarterly, until paid. Accrued interest will be credited at the end of each calendar quarter. No funds will actually be set aside for payment to the Director and the Director will be a general unsecured creditor of the Company for purposes of the amount in his deferred compensation account. The amount in the deferred compensation account will be paid to the director before January 15th of the year following the date specified by the director in his or her deferral election, which may be either the date on which he or she ceases to be a director of the Company, or the 1st, 2nd, 3rd, 4th or 5th anniversary of such date. A director may elect to change the date on which the amount in the deferred compensation account will be paid, but such election will not be effective for 12 months and must specify a date that is at least five years after the date on which the original payment would have been made.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2007.

				(e)
				Change
				in Pension
				Value and
	(b)			Nonqualified
	Fees	(c)	(d)	Deferred	(f)
	Earned or	Stock	Option	Compensation	All Other	(g)
(a)	Paid in Cash	Awards	Awards	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)	($)	($)(3)	($)

Allan E. Bulley, Jr.	—	56,600	—	—	14,850	71,450
Peter D. Crist	—	74,950	—	—	10,360	85,310
Bruce K. Crowther	—	53,000	—	—	10,308	63,308
Joseph F. Damico	—	57,515	—	—	—	57,515
Bert A. Getz, Jr.	—	71,850	—	—	13,590	85,440
John S. Lillard	—	118,250	—	—	19,461	137,711
James B. McCarthy	—	69,050	—	—	7,676	76,726
Albin F. Moschner	—	66,750	—	—	1,227	67,977
Thomas J. Neis	—	61,550	—	—	10,506	72,056
Hollis W. Rademacher	141,650	30,000	—	—	128,950	300,600
J. Christopher Reyes(4)	—	29,235	—	—	2,313	31,548
John J. Schornack	62,450	30,000	—	—	19,900	112,350
Ingrid S. Stafford	—	69,050	—	—	19,000	88,050

(1)	Includes fees paid in cash, both paid out and deferred, for services as Directors of the Company.

(2)	Includes fees paid in stock, both distributed and deferred, for services as Directors of the Company.

(3)	Includes fees paid in cash and stock, both paid out and deferred, for services as directors of the Company’s subsidiaries. Also includes interest earned on fees deferred in accordance with “Deferral of Cash” option described above and dividends earned on fees deferred in accordance with “Deferral of Common Stock” option described above. Total director fees paid to Mr. Rademacher for his services as a director of Company subsidiaries during 2007 were $128,950.

(4)	Mr. Reyes resigned from the Board effective at the 2007 annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
MANAGEMENT

The following table sets forth the beneficial ownership of the common stock as of the Record Date, with respect to (i) each Director and each Named Executive Officer (as defined herein) of the Company; (ii) all Directors and executive officers of the Company as a group and (iii) significant shareholders known to the Company that own in excess of 5% of the common stock.

				Options &
	Amount of			Warrants	Total
	Common Shares	Restricted		Exercisable	Amount of	Total
	Beneficially	Stock		Within	Beneficial	Percentage
	Owned (1)	Units (1)		60 Days (1)	Ownership (1)	Ownership (1)

Directors
Allan E. Bulley, Jr.	53,560	—		—	53,560	*
Peter D. Crist	54,460	—		—	54,460	*
Bruce K. Crowther	7,065	—		382	7,447	*
Joseph F. Damico	4,907	—		—	4,907	*
Bert A. Getz, Jr.	12,645	—		—	12,645	*
Charles H. James III	151	—		—	151	*
John S. Lillard(2)	203,563	—		—	203,563	*
Albin F. Moschner(3)	30,313	—		—	30,313	*
Thomas J. Neis	8,174	—		—	8,174	*
Hollis W. Rademacher	90,268	—		—	90,268	*
John J. Schornack	18,310	—		—	18,310	*
Ingrid S. Stafford	9,652	—		—	9,652	*
Edward J. Wehmer(4)**	160,372	70,000	(8)	242,000	472,372	1.98%
Director Nominees Not Currently Serving
H. Patrick Hackett, Jr.	20,000	—		—	20,000	*
Scott K. Heitmann	116	—		—	116	*
Other Named Executive Officers
David A. Dykstra	90,791	49,000	(8)	85,000	224,791	*
Richard B. Murphy	19,569	27,907	(9)	48,199	95,675	*
David L. Stoehr	5,135	1,332	(8)	23,550	30,017	*
Randolph M. Hibben	31,021	5,117	(8)	82,398	118,536	*
Total Existing Directors & Executive Officers (24 persons)	900,334	169,636		597,373	1,667,343	6.85%
Total Continuing Directors, Nominees & Executive Officers (24 persons)	698,577	169,636		597,373	1,465,586	6.02%
Other Significant Shareholders
FMR LLC(5)	2,337,736	—		—	2,337,736	9.98%
Dimensional Fund Advisors LP(6)	1,308,634	—		—	1,308,634	5.59%
T. Rowe Price Associates, Inc.(7)	1,213,600	—		—	1,213,600	5.1%

*	Less than 1%

**	Mr. Wehmer is also an executive officer.

(1)	Beneficial ownership and percentages are calculated in accordance with Securities and Exchange Commission (“SEC”) Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

(2)	A portion of the shares beneficially owned by Mr. Lillard are pledged as security to a financial institution.

(3)	All of the shares beneficially owned by Mr. Moschner are pledged as security to a financial institution.

(4)	Of the shares beneficially owned by Mr. Wehmer, 60,000 are pledged as security to a financial institution.

(5)	Based on information obtained from Schedule 13G/A filed by FMR LLC with the SEC on February 14, 2008. According to this report, FMR LLC’s business address is 82 Devonshire Street, Boston, MA 02109.

(6)	Based on information obtained from Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 6, 2008. According to this report, Dimensional Fund Advisors LP’s business address is 1299 Ocean Avenue, Santa Monica, CA 90401.

(7)	Based on information obtained from Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 12, 2008. According to this report, T. Rowe Price Associates, Inc.’s business address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(8)	Shares vest at various dates between 2008 and 2010, and are subject to forfeiture until such time as they vest.

(9)	Shares vest at various dates between 2008 and 2012, and are subject to forfeiture until such time as they vest.

RELATED PARTY TRANSACTIONS

We or one or our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, Directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related party transactions.” The Audit Committee is responsible for the review and approval of each related party transaction exceeding $120,000. The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, whether the terms of the proposed transaction are at least as favorable to us as those that might be achieved with an unaffiliated third party. Among other relevant factors, the Audit Committee considers the following:

•	the size of the transaction and the amount of consideration payable to a related person;

•	the nature of the interest of the applicable executive officer, director or 5% shareholder in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties; and

•	whether the proposed transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

Some of the executive officers and Directors of the Company are, and have been during the preceding year, customers of the Company’s banking subsidiaries (the “Banks”), and some of the officers and Directors of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the Banks. As such customers, they have had transactions in the ordinary course of business of the Banks, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectibility or presented any other unfavorable features. At December 31, 2007, the Banks had $6.3 million in loans outstanding to certain Directors and executive officers of the Company and certain executive officers of the Banks, which amount represented 0.9% of total shareholders’ equity and 0.1% of the Company’s total loans outstanding as of that date.

The policies and procedures relating to the Audit Committee approval of related party transactions are available in the Audit Committee Charter, which is available on our website, www.wintrust.com. All related party transactions are approved by the Audit Committee pursuant to these policies and procedures.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s Directors and executive officers and any person who owns greater than 10% of the Company’s common stock to file reports of holdings and transactions in the Company’s common stock with the SEC. Currently, no person owns in excess of 10% of the Company’s common stock.

Based solely on a review of the Section 16(a) reports furnished to us with respect to 2007 and written representations from our executive officers and Directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and Directors during 2007 were satisfied, except that the Company inadvertently was late in the filing of a Form 4 reporting a grant of restricted stock units to Richard B. Murphy, one of our executive officers; however, the Company did appropriately report the grant of such restricted stock units on a Form 8-K filed with the SEC on July 30, 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company set forth in the Company’s 2007 Annual Report to Shareholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 with management of the Company. The Audit Committee also discussed with Ernst & Young LLP, independent registered public accounting firm for the Company, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

The Audit Committee has received the written communication from Ernst & Young LLP required by Independence Standards Board Standard No. 1, has considered the compatibility of non-audit services with the auditors’ independence, and has discussed with Ernst & Young LLP their independence from the Company.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

JOHN J. SCHORNACK (Chairman)	ALBIN F. MOSCHNER
BRUCE K. CROWTHER	INGRID S. STAFFORD
BERT A. GETZ, JR.

PROPOSAL NO. 3 — RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, as auditors for the Company and its subsidiaries for fiscal year 2008. The Board of Directors and the Audit Committee recommend that shareholders ratify the appointment of Ernst & Young LLP as independent auditors for the Company and its subsidiaries. If shareholders do not ratify the appointment, the Audit Committee will reconsider its selection. Ernst & Young LLP has served as independent registered public accounting firm for the Company since 1999. One or more representatives of Ernst & Young LLP will be present at the Annual Meeting and afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from shareholders.

THE BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2008.

AUDIT AND NON-AUDIT FEES PAID

The Company’s independent auditors for the fiscal year ended December 31, 2007, were Ernst & Young LLP. The Company’s Audit Committee has appointed Ernst & Young LLP as the Company’s independent auditors for 2008. Under its charter, the Audit Committee is solely responsible for reviewing the qualifications of the Company’s independent auditors and selecting the independent auditors for the current fiscal year.

The following is a description of the fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2007 and December 31, 2006:

Audit Fees:  Audit fees include fees billed by Ernst & Young LLP for the review and audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports filed with the SEC, as well as services normally provided by an independent auditor in connection with statutory and regulatory filings or engagements. Aggregate fees for audit services were $858,392 in 2007 and $782,500 in 2006.

Audit-Related Fees:  Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements. Aggregate fees for audit-related services were $55,500 in 2007 and $20,000 in 2006.

Tax Fees:  Tax fees include fees for tax compliance, tax return preparation advice and tax planning services. Aggregate fees for tax services were $180,623 in 2007 and $194,250 in 2006.

All Other Fees:  This category comprises all fees billed by Ernst & Young LLP to the Company not included in the previous three categories. Aggregate fees for other services were $2,500 in 2007 and $2,500 in 2006.

The Audit Committee pre-approves all services, including both audit and non-audit services, provided by the Company’s independent auditor. For audit services, the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year and the fees to be charged, which must be formally accepted by the Audit Committee before the audit commences.

Management also submits to the Audit Committee a list of non-audit services that it recommends the independent auditor be engaged to provide and an estimate of the fees to be paid for each. The Audit Committee considers whether the provision of non-audit services by the Company’s independent auditor is compatible with maintaining the auditor’s independence. The Audit Committee must approve the list of non-audit services and the estimated fees for each such service before the commencement of the work.

To ensure prompt handling of unexpected matters, the Audit Committee has delegated the authority to amend and modify the list of approved permissible non-audit services and fees to the Audit Committee Chairman. If the Chairman exercises this delegation of authority, he reports the action taken to the Audit Committee at its next regular meeting.

All audit and permissible non-audit services provided by Ernst & Young LLP to the Company for 2007 were pre-approved by the Audit Committee in accordance with these procedures.

SHAREHOLDER PROPOSALS

Shareholders’ proposals intended to be presented at the Company’s 2009 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company no later than December 26, 2008 in order to be considered for inclusion in the proxy material for that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act. Furthermore, in order for any shareholder to properly propose any business for consideration at the 2009 Annual Meeting, including the nomination of any person for election as a Director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the shareholder’s intention to make such proposal must be furnished to the Company in accordance with the By-laws. Under the existing provisions of the By-laws, if the 2009 Annual Meeting is held on May 28, 2009, the deadline for such notice is February 27, 2009.

OTHER BUSINESS

The Company is unaware of any other matter to be acted upon at the Annual Meeting for shareholder vote. In case of any matter properly coming before the Annual Meeting for shareholder vote, unless discretionary authority has been denied the proxy holders named in the proxy accompanying this statement shall vote them in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

David A. Dykstra
Secretary

Exhibit A

WINTRUST FINANCIAL CORPORATION

2005 DIRECTORS DEFERRED FEE AND STOCK PLAN

Effective January 1, 2005, as Amended and Restated
Effective May 22, 2008

* * * * *

1.	Establishment; Purpose	A-1
2.	Participation	A-1
3.	Participation and Deferral Election	A-1
4.	Annual Retainer Election	A-1
5.	Director Fee Election	A-2
6.	Distribution Elections	A-2
7.	Distribution Form	A-2
8.	Acquired Directors	A-2
9.	Available Shares	A-3
10.	Shares	A-3
11.	Securities Law Compliance	A-3
12.	Adjustment in Capitalization	A-3
13.	Nonassignment	A-3
14.	Designation of Beneficiary	A-3
15.	Administration	A-3
16.	Federal Tax Withholding	A-3
17.	Amendment	A-4
18.	Governing Law	A-4

A-i

THE 2005 WINTRUST FINANCIAL CORPORATION
DIRECTORS DEFERRED FEE AND STOCK PLAN

1. Establishment; Purpose.  Wintrust Financial Corporation (the “Company”) has established this 2005 Wintrust Financial Corporation Directors Deferred Fee and Stock Plan (the “Plan”), for the benefit of the non-employee directors of the Company and the non-employee directors of the Company’s subsidiaries, to be administered by the Chief Operating Officer of the Company (the “Administrator”). This Plan as set forth herein constitutes an amendment and restatement of the Plan, effective May 22, 2008. The purpose of the Plan is to provide a means whereby directors of the Company and its subsidiaries may defer, to some future date, the Annual Retainer Payment (if any) (referred to herein as the “Annual Retainer”) and/or meeting fees and Board or Committee Chair fees (referred to herein as “Director Fees”) payable to the director for services as a director, as well as to provide an incentive to such directors to remain as directors, increase their efforts for the success of the Company, and encourage them to own additional shares of Common Stock of the Company (“Common Stock”), thereby aligning their interests more closely with the interests of the shareholders of the Company. The Plan is intended as a means of maximizing the effectiveness and flexibility of the Company’s compensation arrangements for directors and as an aid in attracting and retaining individuals of outstanding abilities to serve as directors. This Plan supersedes and replaces all prior deferred compensation plans maintained by the Company or any of its subsidiaries for the benefit of directors.

2. Participation.  An eligible director may become a participant in the Plan by making an election pursuant to paragraph 3 hereof. In the event a participant no longer meets the requirements for participation in this Plan, he or she shall become an inactive participant, retaining all the rights described under this Plan, except the right to make any further deferrals, until the time that he or she again becomes an active participant.

3. Participation and Deferral Election.  Any director of the Company or any of its subsidiaries may elect to participate in the Plan by filing an election form with the Administrator. The election form is irrevocable with respect to the Plan Year (January 1 to December 31) to which it applies and shall be effective for subsequent Plan Years until the director files a notice of revocation or change of such election with the Administrator. To be effective, any election, revocation or change under this paragraph 3 must be filed by the December 31st (or such earlier date as set by the Company) immediately preceding the January 1st on which it is to take effect; provided, however, a newly eligible director may, within 30 days of the date he or she first becomes an eligible director, make an election which relates to fees otherwise payable to him or her provided such fees relate to future services.

4. Annual Retainer Election.  A director may elect to receive his or her Annual Retainer: (a) currently in Common Stock or (b) in Common Stock and defer the Common Stock. A director may not elect to receive his or her Annual Retainer in cash or elect to defer receipt of his or her Annual Retainer in cash.

a. If a director elects to receive his or her Annual Retainer currently in Common Stock, all Annual Retainers earned by the director shall be paid in shares of Common Stock until the director shall cease to serve as a member of the Company’s Board of Directors or until December 31 of the Plan Year in which the director shall file a notice of revocation of such election, whichever first occurs. The number of shares of Common Stock to be paid to a director shall be computed quarterly by dividing the Annual Retainer earned by the director in the quarter by the Fair Market Value of one share of Common Stock as of the last business day on which trades in Common Stock were reported during the calendar quarter immediately preceding the quarter in which the Annual Retainer was earned. “Fair Market Value” as of any date means the average of the high and low sales prices of the Common Stock as reported on the Nasdaq National Market on that date. The number of shares to be paid to a director shall be issued, and shares delivered to the director, on an annual basis, or more frequently as the Administrator shall determine, but in no event later than January 15th of the calendar year following the year in which the Annual Retainer is earned.

b. If a director elects to receive his or her Annual Retainer in Common Stock and to defer receipt of the Common Stock, the Company shall maintain on its books deferred stock units (“Units”) representing an obligation to issue shares of Common Stock to such director. Units shall be credited to the director at the time and in the amount that shares of Common Stock would otherwise have been determined to be payable under paragraph 4(a) in the absence of an election to defer. Additional Units shall be credited at the time dividends are paid on the Common Stock, as if such dividends were Annual Retainers subject to this Plan. No Common Stock shall actually be set aside for payment under the Units and any director to whom Units are credited under the Plan shall be deemed a general, unsecured creditor of the Company.

5. Director Fee Election.  A director may elect to have his Director Fees: (a) paid in cash currently; (b) paid in Common Stock currently; (c) deferred in cash; or (d) paid in Common Stock and to defer the Common Stock.

a. If a director elects to receive his or her Director Fees currently in cash, all Director Fees earned by the director shall be paid in cash until the director shall cease to serve as a member of the Company’s Board of Directors or until December 31 of the year in which the director shall file a notice of revocation of such election, whichever first occurs. Director Fees that a director elects to receive currently shall be paid within 30 days after the date on which such Director Fees are earned.

b. If a director elects to receive his or her Director Fees currently in Common Stock, all Director Fees earned by the director shall be paid in shares of Common Stock until the director shall cease to serve as a member of the Company’s Board of Directors or until December 31 of the year in which the director shall file a notice of revocation of such election, whichever first occurs. The number of shares of Common Stock to be paid to a director shall be computed quarterly by dividing the total amount of Director Fees earned by the director in the quarter by the Fair Market Value of one share of Common Stock as of the last business day on which trades in Common Stock were reported during the calendar quarter immediately preceding the quarter in which the Director Fees were earned. The number of shares to be paid to a director shall be issued, and shares delivered to the director, on an annual basis, or more frequently as the Administrator shall determine, but in no event later than January 15th of the calendar year following the year in which the Director Fees are earned.

c. If a director elects to defer receipt of his or her Director Fees in cash, all Director Fees earned by the director shall be maintained by the Company in a deferred compensation account. The amount of the Director fees shall be credited to this account as of the date such fees otherwise would be payable. No funds shall actually be set aside for payment under the Plan and any director to whom an amount is credited under the Plan shall be deemed a general, unsecured creditor of the Company. All Director Fees credited to a deferred compensation account maintained in the name of a director shall accrue interest at the rate per annum equal to the 91-day Treasury Bill discount rate, adjusted quarterly, until paid. Accrued interest shall be credited to deferred compensation accounts as of the last day of each calendar quarter.

d. If a director elects to receive his or her Director Fees in Common Stock and to defer receipt of the Common Stock, the Company shall maintain on its books Units representing an obligation to issue shares of Common Stock to such director. Units shall be credited to the director at the time and in the amount that shares of Common Stock would otherwise have been determined to be payable under paragraph 5(b) in the absence of an election to defer. Additional Units shall be credited at the time dividends are paid on the Common Stock, as if such dividends were Director Fees subject to this Plan. No Common Stock shall actually be set aside for payment under the Units and any director to whom Units are credited under the Plan shall be deemed a general, unsecured creditor of the Company.

6. Distribution Elections.  At the time of any deferral election, a director must make separate distribution elections for deferrals attributable to Director Fees and deferrals attributable to Annual Retainers. A director must elect whether to receive his or her deferrals (and any earnings on such amounts) on the January 15th immediately following: (a) the date the director ceases to be a director of the Company or any successor or (b) the 1st, 2nd, 3rd, 4th or 5th anniversary of the date the director ceased to be a director of the Company or any successor.

Any subsequent distribution election will not be effective for 12 months and must defer distribution 5 years from the date the original distribution would have been made.

7. Distribution Form.  All distributions of Director Fees deferred in cash shall be made in a single lump sum and in cash. All other distributions under the Plan shall be made in a single lump sum and in Common Stock.

8. Acquired Directors.  When the Company acquires a corporation or other entity (the “Acquisition”), the directors of such entity shall be eligible, anytime prior to thirty (30) days (or such other time period as designated by the Administrator) after the Acquisition, to make a one-time irrevocable election to transfer to the Plan the balance, if any, of his or her account under the acquired company’s deferred compensation plan in either cash or Common Stock. If the director elects to transfer his or her previous account balance in Common Stock, his or her account under the Plan will be credited with Units representing an obligation to issue shares of Common Stock to such director. The Units that will be credited to the director’s account under the Plan shall be computed by dividing the director’s previous account balance by the Fair Market Value of one share of Common Stock as of the date of the Acquisition. Whenever the computation of the number of Units to be transferred results in a fractional amount of one-half or greater, such amount shall be rounded up to the next greater whole number of Units and in all other cases such amount shall be rounded down to the next lower whole number of Units. Any account transferred to the Plan pursuant to this Section shall be payable in accordance with the terms of the deferred compensation plan maintained by the corporation or other entity acquired in the Acquisition and any distribution elections thereunder.

9. Available Shares.  Subject to paragraph 12 (relating to adjustments upon changes in capitalization), as of any date the maximum number of shares of Common Stock issued and issuable under the Plan shall be 425,000.

10. Shares.  Shares paid to directors under the Plan shall be paid with newly issued shares of Common Stock of the Company or treasury shares of Common Stock held by the Company. No fractional shares shall be issued. Whenever the computation of the number of shares to be paid results in a fractional amount of one-half or greater, such amount shall be rounded up to the next greater whole number of shares and in all other cases such amount shall be rounded down to the next lower whole number of shares.

11. Securities Law Compliance.  The Administrator may impose such requirements and restrictions with respect to any shares of Common Stock acquired under the Plan as it may deem advisable including, without limitation, (a) legends and/or stop-transfer orders restricting transferability, and (b) investment and other representations from directors.

12. Adjustment in Capitalization.  In the event that any change in the outstanding shares of Common Stock occurs by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, share exchange or similar corporate change, (a) the number of shares of Common Stock which may be issued under this Plan shall be appropriately adjusted, (b) the Units credited to any participant’s deferred compensation account shall be appropriately adjusted and (c) if shares of Common Stock cease to be listed on an established stock exchange or a national market system, the Board may cause any Units to cease to be measured by and distributed in the form of shares of Common Stock, and instead to be deemed invested in such other investment as the Board shall determine, and to be paid in the form of cash.

13. Nonassignment.  Neither a director, during his or her lifetime, nor his or her duly designated beneficiary shall have any right to assign, transfer, pledge or otherwise convey the right to receive any Common Stock or Units hereunder, and any such attempted assignment, transfer, other conveyance shall not be recognized by the Company.

14. Designation of Beneficiary.  A director may designate the beneficiary which is to receive any unpaid cash or Common Stock or any deferred amounts payable in the form of cash or Common Stock following the director’s death. Such designation shall be effective by filing a written notification with the Administrator and may be changed from time to time by similar action. If no such designation is made by a director, any such balance shall be paid to the director’s estate. Deferred amounts payable to a director’s beneficiary shall be paid in a lump sum within 90 days after the date of the director’s death.

15. Administration.  The Administrator shall establish the procedures and maintain all books and records in connection with the Plan. The Administrator may, in his sole discretion, delegate any plan administration responsibilities to one or more agents as he deems advisable.

16. Federal Tax Withholding.  If the Company or any of its subsidiaries becomes obligated to make federal tax withholding payments with respect to directors fees paid, the Company shall be entitled to withhold such amounts from the amounts payable to directors regardless of whether the directors have elected to be paid in cash or stock. If amounts are to be withheld out of shares issuable to a director, the reduction in the number of shares issuable shall be determined based on the fair market value of the Company’s Common Stock on the date of issuance. With respect to fees payable in stock, in lieu of reducing the number of shares to be issued, the Company may in its discretion require participants to pay cash to the Company in the amount of the tax withholding due prior to releasing the shares.

17. Amendment.  The Plan may be amended or terminated at any time by action of the Board of Directors of the Company, but no amendment shall adversely affect a director’s rights with respect to fees earned but not yet paid in either cash, Common Stock or Units without the director’s written consent. To the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Board may provide that upon a termination of the Plan, the Company shall distribute all amounts credited to deferred compensation accounts not earlier than 12 months after the date of such termination (except as otherwise scheduled to be paid pursuant to a director’s election), and not later than 24 months after the date of such termination. In the event of a change in control event, within the meaning of section 409A of the Code (a “Change in Control”), the Board may, in its discretion and to the extent permitted by section 409A of the Code, terminate the Plan and accelerate the time for payment of all amounts credited to deferred compensation accounts, provided that such accounts are distributed within 12 months after the date of such Change in Control.

18. Governing Law.  This Plan shall be governed by and construed in accordance with Illinois law.

The Directors and Officers of
cordially invite you to attend our
2008 Annual Meeting of Shareholders
Thursday, May 22, 2008, 10:00 a.m.
Deer Path Inn
255 East Illinois Road
Lake Forest, Illinois

You can vote in one of three ways: 1) By Mail, 2) By Internet, 3) By Phone.
See the reverse side of this sheet for instructions.
     IF YOU ARE NOT VOTING BY INTERNET OR BY TELEPHONE, COMPLETE BOTH SIDES OF PROXY CARD,
DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

Illinois Stock Transfer Co.
209 West Jackson Boulevard, Suite 903
Chicago, Illinois 60606

IMPORTANT

DETACH PROXY CARD HERE	Please complete both sides of the PROXY CARD, sign, date, detach and return in the enclosed envelope.	DETACH ATTENDANCE CARD HERE AND MAIL WITH PROXY CARD

This proxy is solicited on behalf of the Board of Directors. If not otherwise specified on the reverse side, this proxy will be voted FOR Proposal 1, 2 and 3. The undersigned revokes all proxies heretofore given to vote at such meeting and all adjournments or postponements.

Wintrust Financial Corporation
If you personally plan to attend the Annual Meeting of Shareholders, please check the box below and list names of attendees on reverse side.
COMMON

Dated
Return this stub in the enclosed envelope with your completed proxy card.

(Please sign here)

Please sign your name exactly as it appears above. If executed by a corporation, a duly authorized officer should sign. Executors, administrators, attorneys, guardians and trustees should so indicate when signing. If shares are held jointly, all holders must sign.		I/We do plan to attend the 2008 Annual Meeting. ☐

TO VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:
1. Read the accompanying Proxy Statement.
2. Visit our Internet voting site at http://www.illinoisstocktransfer.com, click on the heading “Internet Voting” and follow the instructions on the screen.
3. When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.
Please note that all votes cast by Internet must be completed and submitted prior to Tuesday, May 20, 2008 at 11:59 p.m. Central Time.
Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.
This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:
1. Read the accompanying Proxy Statement.
2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.
3. When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below.
Please note that all votes cast by telephone must be completed and submitted prior to Tuesday, May 20, 2008 at 11:59 p.m. Central Time.
Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail

COMMON

PLEASE LIST NAMES OF PERSONS ATTENDING

Wintrust Financial Corporation	REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Peter D. Crist and Edward J. Wehmer and either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Wintrust Financial Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 22, 2008 or any adjournment thereof. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted, to the extent legally permissible, by those named in this proxy in their best judgment.

Proposal 1 —	Election of the following Directors with a term ending 2009

		For	Withhold		For	Withhold
	01 Allan E. Bulley, Jr.	☐	☐	08 Charles H. James III	☐	☐
	02 Peter D. Crist	☐	☐	09 Albin F. Moschner	☐	☐
	03 Bruce K. Crowther	☐	☐	10 Thomas J. Neis	☐	☐
	04 Joseph F. Damico	☐	☐	11 Hollis W. Rademacher	☐	☐
	05 Bert A. Getz, Jr.	☐	☐	12 Ingrid S. Stafford	☐	☐
	06 H. Patrick Hackett, Jr.	☐	☐	13 Edward J. Wehmer	☐	☐
	07 Scott K. Heitmann	☐	☐

Proposal 2 —	Amendment to the Company’s Directors Deferred Fee and Stock Plan to increase the number of shares authorized for issuance under the plan

	☐ For ☐		Against	☐	Abstain
Proposal 3 —	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the year 2008

	☐ For ☐		Against	☐	Abstain

(to be signed on the other side)